As filed with the Securities and Exchange Commission on December 17, 2004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Idaho	Intrepid Technology & Resources, Inc. and Subsidiaries	82-0230842
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

501 West Broadway, Suite 200 Idaho Falls, Idaho 83402 (208) 529-5337	1040	Dr. Dennis D. Keiser 501 West Broadway, Suite 200 Idaho Falls, Idaho 83402 (208) 529-5337
(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095	Jacqueline G. Hodes, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.005 per share	210,160,589	shares (2)	$0.0435	$9,141,985.62	$1,158.29
TOTAL	210,160,589	shares (2)	$0.0435	$9,141,985.62	$1,158.29
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of December 14, 2004.
(2)	Of these shares, 100,000,000 are being registered under the Standby Equity Distribution Agreement, 99,522,292 are being registered under the convertible debentures, 10,425,532 are being registered in connection with a one-time commitment fee received under the Standby Equity Distribution Agreement and 212,765 are being registered as a placement agent fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated December 15, 2004

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
210,160,589 shares of Common Stock

This prospectus relates to the sale of up to 210,160,589 shares of Intrepid Technology & Resources, Inc. and Subsidiaries (“Intrepid”) common stock by certain persons who are stockholders of Intrepid, including Cornell Capital Partners, L.P. (“Cornell Capital Partners”) and Newbridge Securities Corporation. Please refer to “Selling Stockholders” beginning on page 9. Intrepid is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Intrepid will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (“Standby Equity Distribution Agreement”), which was entered into between Intrepid and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Intrepid. Intrepid has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Standby Equity Distribution Agreement that is more fully described below.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On December 14, 2004, the last reported sale price of our common stock was $0.045 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “IESV.” These prices will fluctuate based on the demand for the shares of common stock.

The selling stockholder is Cornell Capital Partners, who intends to sell up to 209,947,824 shares of common stock, 100,000,000 of which are under the Standby Equity Distribution Agreement, 10,425,532 were received from Intrepid on October 13, 2004 as a one-time commitment fee in the amount of $500,000 and 99,522,292 are under $750,000 convertible debentures. Upon issuance, the 100,000,000 shares of common stock under the Standby Equity Distribution Agreement would equal 43.29% of Intrepid’s then-outstanding common stock on December 14, 2004.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Intrepid 99% of, or a 1% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on October 13, 2004. The 1% discount, the 5% retainage fee and the $500,000 in compensation shares are underwriting discounts payable to Cornell Capital Partners.

Intrepid engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 212,765 shares of Intrepid’s common stock on December 6, 2004.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 4.

The information in this prospectus is not complete and may be changed. This selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer these securities in any state where the offer or sale is not permitted.

With the exception of Cornell Capital Partners, L.P., which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2004.

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	10
SELLING STOCKHOLDERS	11
USE OF PROCEEDS	13
DILUTION	14
STANDBY EQUITY DISTRIBUTION AGREEMENT	15
PLAN OF DISTRIBUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	19
DESCRIPTION OF BUSINESS	26
MANAGEMENT	32
PRINCIPAL STOCKHOLDERS	37
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
DESCRIPTION OF CAPITAL STOCK	41
EXPERTS	44
LEGAL MATTERS	44
AVAILABLE INFORMATION	44
FINANCIAL STATEMENTS	1
PART II	II-2
EXHIBIT 3.4	3.4-1
EXHIBIT 5.1	5.1-1
EXHIBIT 10.3	10.3-1
EXHIBIT 10.5	10.5-1
EXHIBIT 10.7	10.7-1
EXHIBIT 10.8	10.8-1
EXHIBIT 10.9	10.9-1
EXHIBIT 23.2	23.2-1

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PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

General

Intrepid Technology & Resources, Inc. and Subsidiaries, (“The Company” or “Intrepid”), an Idaho corporation, is a biofuels renewable and alternative energy development and operating company with strengths in engineering and technology. While the Company’s primary source of current revenue has been the sale of engineering services to a variety of clients, it is posturing itself for a primary business purpose of developing, constructing, and operating a portfolio of projects in the Renewable and Alternative Energy sector, with a special emphasis on production of biofuels - particularly, biogas (methane), ethanol, biodiesel and, eventually, hydrogen. Intrepid’s strategy is to provide the overall technical and integration management for planning, coordinating, developing, operating and implementing such projects. The Company’s initial emphasis is on establishing several geographically dispersed complexes in the Southern Idaho region and then expanding to other locations within Idaho and the Western United States. Intrepid provides credit in the normal course of business to its customers and performs ongoing credit evaluations of those customers. It maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. Credit losses, when realized, have been within the range of the Company’s expectations and, historically, have not been significant.

About Us

Our principal executive offices are located at 501 West Broadway, Suite 200, Idaho Falls, Idaho 83402. Our telephone number is (208) 529-5337.

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THE OFFERING

This offering relates to the sale of common stock by certain persons who are the selling stockholders consisting of (1) Cornell Capital Partners, who intends to sell up to 209,947,824 shares of common stock, 100,000,000 of which are under the Standby Equity Distribution Agreement, 99,522,292 are under $750,000 convertible debentures, and 10,425,532 were received from Intrepid on October 13, 2004 as a one-time commitment fee under the Standby Equity Distribution Agreement in the amount of $500,000 and (2) Newbridge Securities Corporation, an unaffiliated broker-dealer retained by Intrepid in connection with the Standby Equity Distribution Agreement, which intends to sell up to 212,765 shares of common stock issued as a placement agent fee under the Standby Equity Distribution Agreement on December 6, 2004.

The commitment amount of the Standby Equity Distribution Agreement is $25 million. At an assumed price of $0.0495 per share, Intrepid would only be able to receive gross proceeds of $4,950,000 using the 100,000,000 shares being registered in this registration statement under the Standby Equity Distribution Agreement. Intrepid would be required to register 405,050,505 additional shares at this assumed price to obtain the entire $25 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Intrepid would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement.

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $25 million. The amount of each advance is subject to a maximum advance amount of $350,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Intrepid 99% of, or a 1% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. We also have a maximum advance amount of $1,200,000 per month. Of each advance made by the Company, Cornell Capital Partners shall retain 5% of each advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on October 13, 2004. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in Intrepid’s stock price and our inability to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.05 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:	$0.0495	$0.0371	$0.0248	$0.0124
No. of Shares(1):	100,000,000	100,000,000	100,000,000	100,000,000
Total Outstanding (2):	231,005,116	231,005,116	231,005,116	231,005,116
Percent Outstanding (3):	43.29%	43.29%	43.29%	43.29%
Net Cash to Intrepid:(4)	$4,617,500	$3,441,875	$2,266,250	$1,090,625

(1)	Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement at the prices set forth in the table.
(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement, not including shares issued under the convertible debenture.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses.

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Common Stock Offered	210,160,589 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	131,005,116 shares as of December 14, 2004

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	IESV
_______________

1	Excludes $750,000 of debentures convertible into 18,750,000 shares of common stock (assuming a conversion price equal to 80% of $0.05), up to 100,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement and up to 21,435,900 shares upon the exercise of options.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

	For the Quarter Ended September 30,		For the Year Ended June 30,
	2004	2003	2004	2003
Statement of Operation Data:
Revenues	$88,908	$803,938	$2,077,631	$2,463,795
Total operating expenses	319,847	727,521	2,268,408	2,556,151
Income (loss) from operations	(230,944)	76,417	(190,777)	(92,356)
Other income (expense)	(15,224)	(31,057)	(407,184)	16,638
Net income (loss)	$(246,168)	$45,360	$(597,961)	$(75,718)
Earnings (loss) per share	$(0.002)	$0.0005	$(0.0054)	$(0.0009)

	As of September 30,		For the Year Ended June 30,
Balance Sheet Data:	2004	2003	2004	2003
Cash	$64,944	$105,291	$134,856	27,175
Accounts receivable - net	80,988	297,214	195,352	412,058
Investments	--	--	17,794	5,000
Other assets	36,532	9,426	3,986	3,986
Equipment - net	89,327	34,695	92,064	37,177
Construction in progress	587,847	--	273,996	--
Total assets	859,638	807,747	718,048	870,939
Total liabilities	717,893	767,949	661,453	886,504
Common Stock and Paid in capital	5,105,452	109,716	4,784,134	4,099,713
Total shareholders’ equity	$141,745	39,798	56,595	15,565

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RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

Risks Relating To Our Business

There Is Substantial Doubt About Our Ability To Continue As A Going Concern

The Company was profitable in the first and second quarters of the fiscal year ending June 30, 2004 but incurred significant losses during the second and third quarter of 2004. The losses were primarily a result of the Company focus on the Biofuels market and having construction in progress for the Biogas digester combined with the shortage of engineering services work. The Company elected to write down the deferred tax asset in the amount of $393,909 in the fourth quarter of 2004. The Company’s ability to continue as a Going Concern is dependent on ongoing operations, bringing the Whitesides Biofuels digester on line to generate revenue and be profitable, and obtaining additional financing, and successfully concluding the sale of the existing mining rights. Management will continue its efforts in seeking new and additional engineering contracts, and is in the process of obtaining additional financing as well as completing the Whitesides Digester project. However, there can be no assurance that these plans will be successful.

The Company Has A Working Capital Deficit And If We Are Unable to Raise Additional Capital We Will Need to Curtail Business Operations

We had working capital deficit of $535,429 at September 30, 2004, and continue to need cash for operations. We have relied on significant external financing to fund our operations. As of September 30, 2004, we had $64,944 of cash on hand and total current assets were $182,464 and our total current liabilities were $71,893. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company May Not Be Profitable And This May Adversely Affect Its Business

The Company’s current and primary focus is obtaining permits and developing favorable properties for alternative and renewable energy production, and providing the associated engineering design and construction management services required to support the construction and operation of related facilities, and cannot provide any guarantees of profitability at this time. The Company will continue to expand its engineering services base, “work for others” to generate additional revenue to augment working capital requirements in support of its alternative and renewable energy efforts. The realization of profits is dependent upon successful execution of new business opportunities and the design and construction of biogas production facilities and the development of other projects for renewable energy. The Company is dependent upon revenues generated from the sale of energy from Company-owned facilities and upon inducing larger companies and/or private investors to purchase other “turn-key” renewable energy generation and production facilities as the market expands. These projects when developed and depending on their success will be the future of the Company.

Our Operating Results Are Difficult To Predict In Advance And May Fluctuate Significantly Which Would Likely Result in A Substantial Decline In Our Stock Price

Our operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

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Factors that are likely to cause our results to fluctuate include the following:

•	the gain or loss of significant customers or significant changes in engineering services market;

•	the amount and timing of our operating expenses and capital expenditures;

•	the success or failure of the biofuels projects currently underway;

•	the timing, rescheduling or cancellation of engineering customer’s work orders;

•	our ability to specify, develop, complete, introduce and market biofuels and bring them to volume production in a timely manner;

•	the rate of adoption and acceptance of new industry standards in our target markets; and

•	other unforeseen activities or issues.

There Is A Limited Public Market For Our Common Stock And Our Stockholders May Be Unable To Liquidate Their Shares

Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

We Are Subject To Various Risks Associated With The Development Of The Biofuels And Alternative Energy Market Place And If We Do Not Succeed Our Business Will Be Adversely Affected

Our performance will largely depend on our ability to develop and implement the anaerobic digester biogas projects and generate energy and gas for sale. We will respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis however, we cannot predict if we will be effective or succeed in the development of the biofuels and renewable energy markets. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to develop and operate in the biofuels market, our business, results of operations and financial condition could be materially adversely affected.

If Needed, We May Not Be Able To Raise Further Financing Or It May Only Be Available On Terms Unfavorable To Us Or To Our Stockholders Which May Adversely Effect Our Operations

Available cash resources may not be sufficient to meet our anticipated working capital and capital expenditure requirements if the biogas facility(ies) does (do) not produce revenue for at least 12 months. It may become necessary to raise additional funds to respond to business contingencies, which could include the need to:

•	fund additional project expansion for the biofuels production;

•	fund additional marketing expenditures;

•	develop additional biofuels projects or enhance the WOBF gas products;

•	enhance our operating infrastructure;

•	hire additional personnel; and/or

•	acquire other complementary businesses or technologies.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

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Market Volatility May Affect Our Stock Price, and the Value of a Shareholder’s Investment in Our Common Stock May be Subject to Sudden Decreases

The trading price for the shares of Common Stock of Intrepid’s has been, and the Company expects it to continue to be, volatile. The price at which Intrepid’s Common Stock trades depends on a number of factors, including the following, many of which are beyond The Company’s control: (i) Intrepid’s historical and anticipated operating results, including fluctuations in financial and operating results; (ii) the market perception of renewable energy biofuels production; (iii) general market and economic conditions; (iv) announcements of technological innovations or new products by the Company or its competitors; (vi) developments concerning Intrepid’s contractual relations with its executive officers, executive management; and (vii) announcements regarding significant collaborations or strategic alliances.

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Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 131,005,116 shares of common stock outstanding as of December 14, 2004, 68,647,712 shares are, or will be, freely tradable without restriction, unless held by our “affiliates.” The remaining 62,357,404 shares of common stock which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued debentures convertible into 18,750,000 shares of common stock (assuming a conversion price equal to 80% of $0.05).

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on September 30, 2004 at an assumed offering price of $0.0495 per share (99% of a recent closing bid price of $0.05 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.0271 per share. Dilution per share at prices of $0.0371, $0.0248 and $0.0124 per share would be $0.0202, $0.0134 and $0.0066, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 1% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 1% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Intrepid’s common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 210,160,589 shares of common stock being registered in this offering. That means that up to 210,160,589 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

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The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of an Standby Equity Distribution Agreement for companies that are traded on the Over-the-Counter has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Intrepid has not performed in such a manner to show that the equity funds raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, Intrepid may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if the Company uses the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to Intrepid the opportunity exists for short sellers and others to contribute to the future decline of Intrepid’s stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Intrepid’s stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

We are dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $350,000 during any seven trading day period and $1,200,000 per month. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the Standby Equity Distribution Agreement. Based on the assumed offering price of $0.0495 and the 100,000,000 shares we are registering, we would not be able to draw the entire $25 million available under the Standby Equity Distribution Agreement. At this assumed price, we will be able to draw $4,950,000 with the 100,000,000 shares being registered. Intrepid would be required to register 405,050,505 additional shares at this assumed price to obtain the entire $25 million available under the Standby Equity Distribution Agreement.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital holds more than 9.99% of the then-outstanding common stock of Intrepid, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of 7.958% of our common stock and therefore we would be able to make limited draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital’s beneficial ownership remains below 9.99%. If Cornell Capital Partner’s beneficial ownership becomes 9.99% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

•	With a price of less than $5.00 per share;
•	That are not traded on a “recognized” national exchange;
•	Whose prices are not quoted on the Nasdaq automated quotation system
•	Nasdaq stocks that trade below $5.00 per share are deemed a “penny stock” for purposes of Section 15(b)(6) of the Exchange Act
•	In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

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Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

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FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

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SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to the Company. A description of each selling shareholder’s relationship to Intrepid and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before Offering(2)	Shares to be Acquired Under the Standby Equity Distribution Agreement	Percentage of Outstanding Shares to be Acquired Under the Standby Equity Distribution Agreement	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Cornell Capital Partners, L.P.	10,425,532(2)	7.958%	100,000,000	43.29%	209,947,824(3)	0%
Newbridge Securities Corporation	212,765	*	--	--	212,765	0%
Total	10,638,297	8.12%	100,.000,000	43.29%	210,160,589	0%
_________________________________________
*	Less than 1%.
(1)	Applicable percentage of ownership is based on 131,005,116 shares of common stock outstanding as of December 14, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 14, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 14, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.
(2)	Consists of shares of common stock received as a one-time commitment fee under the Standby Equity Distribution Agreement. Based on the 4.99% beneficial ownership conversion limitation in the debentures, shares underlying conversion of the $450,000 debentures have not been included.
(3)	Includes the shares acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 10,425,532 shares of common stock received as a one-time commitment fee under the Standby Equity Distribution Agreement and a good faith estimate of the number of shares needed as a result of conversion of a total of $750,000 of the convertible debentures.

The following information contains a description of each selling shareholder’s relationship to Intrepid and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Intrepid, except as follows:

Shares Acquired In Financing Transactions With Intrepid

Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement and a holder of the convertible debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Intrepid. Those transactions are explained below:

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•	Standby Equity Distribution Agreement. On October 13, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Intrepid 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000, which were issued on December 6, 2004. We are registering 100,000,000 shares in this offering which may be issued under the Standby Equity Distribution Agreement. For Intrepid to receive gross proceeds of $25.0 million using the 100,000,000 shares being registered in this prospectus, the price of our common stock would need to average $0.25 per share.

•	Convertible Debentures. Pursuant to a Securities Purchase Agreement entered into on October 13, 2004, Cornell Capital Partners is obligated to purchase $750,000 of convertible debentures. The $750,000 will be disbursed as follows: (i) $450,000 was purchased on October 18, 2004 and (ii) the remaining $300,000, will be purchased within five days of the filing of this registration statement. The second funding is conditioned upon the Company increasing its authorized shares of common stock to at least 250,000,000 shares, which the Company has completed through an amendment of the Company’s Articles of Incorporation on December 14, 2004. The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of Intrepid for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of the Company. The debentures have a three-year term and accrue interest at 5% per year. Cornell Capital Partners, LP will receive 10% of the gross proceeds of the convertible debentures, paid directly from escrow upon each funds disbursement described above. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date. We are registering 99,522,292 shares of common stock under this prospectus under the secured convertible debenture.

There are certain risks related to sales by Cornell Capital Partners, including:

•	The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•	To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

•	The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee of $10,000, which were paid by the issuance of 212,765 shares of common stock of Intrepid on December 6, 2004. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 99% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Intrepid will pay Cornell Capital 5% of each advance as an additional fee.

Pursuant to the Standby Equity Distribution Agreement, Intrepid cannot draw more than $350,000 every seven trading days, more than $1,200,000 per month, or more than $25 million over twenty-four months.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$1,000,000	$4,950,000	$5,000,000	$10,000,000

Net Proceeds	$865,000	$4,617,500	$4,665,000	$9,415,000

No. of shares issued under the Equity Distribution Agreement at an assumed offering price of $0.0495	20,202,202	100,000,000	101,011,010(1)	202,022,020(1)

USE OF PROCEEDS:
General Working Capital	865,000	4,617,500	4,665,000	9,415,000

Total	$865,000	$4,617,000	$4,665,000	$9,415,000

(1)    Intrepid would need to register additional shares of common stock to access this amount of proceeds under the Standby Equity Distribution Agreement at an assumed offering price of $0.0495. Intrepid would be required to register 405,050,505 additional shares at this price to obtain the entire $25 million available under the Standby Equity Distribution Agreement.

The Standby Equity Distribution Agreement limits Intrepid’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Intrepid, except under certain limited circumstances.

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DILUTION

The net tangible book value of Intrepid as of September 30, 2004 was $141,745 or $0.0013 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Intrepid (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Intrepid, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.0495 per share, which is in the range of the recent share price.

If we assume that we had issued 100,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.0495 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees of $247,500 and offering expenses of $85,000, our net tangible book value as of September 30, 2004 would have been $4,759,245 or $0.0224 per share. Note that at an offering price of $0.0495 per share, we would receive net proceeds of $4,617,500 of the $25,000,000 available under the Equity Distribution Agreement. At an assumed offering price of $0.0495, Cornell Capital Partners would receive a discount of $247,500 on the purchase of 100,000,000 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0212 per share and an immediate dilution to new stockholders of $0.0271 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.0495
Net tangible book value per share before this offering	$0.0013
Increase attributable to new investors	$0.0212
Net tangible book value per share after this offering		$0.0224
Dilution per share to new stockholders		$0.0271

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED	DILUTION PER SHARE TO NEW INVESTORS
$0.0495	100,000,000(1)	$0.0271
$0.0371	100,000,000	$0.0202
$0.0248	100,000,000	$0.0134
$0.0124	100,000,000	$0.0066

(1)	This represents the maximum number of shares of common stock that are being registered under the Standby Equity Distribution Agreement at this time.

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STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On October 13, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Intrepid for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Intrepid common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.0495, we would not be able to draw the entire gross proceeds of $25,000,000 available under the Standby Equity Distribution Agreement with the 100,000,000 shares we are registering. Intrepid would be required to register 405,050,505 additional shares at this assumed price to obtain the entire $25 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Intrepid would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 100,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.25.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $25.0 million or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $350,000, and we may not submit an advance within seven trading days of a prior advance. There is also a monthly draw limit of $1,200,000. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. Based on a recent average stock price of $0.05 Cornell Capital Partners’ beneficial ownership of Intrepid common stock is 7.958% and therefore we would be permitted to make limited draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.99%. A possibility exists that Cornell Capital Partners may own more than 9.99% of Intrepid’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

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We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.05 per share, we would issue 100,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $4,950,000. These shares would represent 43.29% of our outstanding common stock upon issuance. We will need to register additional shares of common stock in order to fully utilize the $25.0 million available under the Standby Equity Distribution Agreement if the average price at which we sell shares under the Standby Equity Distribution Agreement is equal to $0.0495 per share.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.05 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:	$0.0495	$0.0371	$0.0248	$0.0124
No. of Shares(1):	100,000,000	100,000,000	100,000,000	100,000,000
Total Outstanding (2):	231,005,116	231,005,116	231,005,116	231,005,116
Percent Outstanding (3):	43.29%	43.29%	43.29%	43.29%
Net Cash to Intrepid:(4)	$4,617,500	$3,441,875	$2,226,250	$1,090,625

(1)	Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.
(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement, not including shares issued under the convertible debenture.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Intrepid under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Intrepid fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by Intrepid. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on December 6, 2004.

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PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on December 6, 2004. The 1% discount, the 5% retainage and commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 are underwriting discounts. In addition, Intrepid engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 212,765 shares of Intrepid’s common stock.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Intrepid expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Intrepid engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 212,765 shares of Intrepid’s common stock on December 6, 2004. The offering expenses consist of: a SEC registration fee of $1158.29, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,341.71. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

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The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Intrepid specializes in developing, constructing, operating, and owning or co-owning a portfolio of projects in the Biofuels Production area of the Renewable Energy sector.  Biofuels are combustible fuels such as biogas (methane), biodiesel, ethanol and hydrogen that are produced from biomass -- i.e. plant-derived organic matter.  The Company’s current primary focus is on biogas.

Plan of Operation

Providing engineering and technical services has been the primary source of revenue, and hence the primary business focus, in the past. The Company expects to continue providing such supplemental services in the future, but with decreased emphasis. In fiscal year 2005, the Company will complete its major transition from being primarily a provider of engineering services to becoming a significant producer and distributor of biogas products and facilities. The following discussion provides an overview of how the Company expects that transition will unfold.

The fundamental aspects of the Company’s business model are:

•	Utilize cutting edge, but established, technology for the production of biogas from large animal operations

•	Utilize off-the-shelf equipment for clean-up of the biogas to meet pipeline-quality specifications and produce liquid products

•	Team with experienced companies for the marketing and distribution of biogas products

•	Maintain large equity positions on all biogas projects

•	Begin operations in known territory (Idaho), and expand into other western states as resources allow

•	Market biogas products to local gas utilities, industrial users, and transportation users

Development Plan

Over the next four years, the Company plans to place 250,000 head of dairy and beef cattle into biogas production. The Company will design, construct and operate these facilities consistent with the business model described above.

The centerpiece of this development plan is an exclusive geographic and case-by-case national sub-licensing agreement for anaerobic digestion technology that produces biogas with nearly a 33% higher concentration of methane than competing processes. This technology has a successful 4-year operational history and has been demonstrated with both cow and swine waste.

This plan involves discrete projects that the Company has organized or is in the process of organizing that will allow the Company to systematically build and operate biogas facilities over the next four years. These projects are organized as follows:

Whitesides Project

This 4,000-cow dairy located 8 miles northeast of Rupert, Idaho was chosen as the location for the first biogas facility. Construction of the initial phase (2 of 4 planned digester tanks) was completed in November 2004 with gas production anticipated by December 2004 and revenue stream beginning in February 2005. The product will be pipeline quality gas delivered in tube trailers to the local gas utility at index price. The initial project serves four primary purposes:

1.	Establish the Company’s credibility in the biogas industry
2.	Provide a “model home” for other dairymen to visit (“try before you buy”)

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3.	Provide a full-scale working facility with which the Company can continue to optimize performance and demonstrate/test new concepts for both enhanced gas production and alternative means of product use
4.	Initiate a modest revenue/profit stream

Westside Project

This project will be carried out in phases and will be anchored by a large dairy of 6,000 cows. It is anticipated that other dairies in the immediate vicinity will be joined in, resulting in an eventual combined size of 19,000 cows. These dairies, located west of Wendell Idaho, will be networked together via an underground gas collection/distribution pipeline system to route biogas to existing pipelines owned by the local gas utility. The first phase will be the construction of twelve digester tanks at the WestPoint dairy. Once this “anchor dairy” is completed and producing biogas (which will be initially trucked to the local gas utility’s pipeline), digesters will be constructed at the surrounding dairies along with the connecting pipeline.

The WestPoint biogas facility will begin operations in the fall of 2005. The balance of the surrounding dairies will begin biogas operations in the last quarter of 2006. The project serves the following purposes:

1.	Increase production from 4,000 to a total of 23,000 head
2.	Improve on economies of scale for higher operating margins

LNG Project

This project is being planned for siting on a very large 12,000-cow dairy located in a geographically isolated region but very close to a major gas utility transmission line and in close proximity to a large industrial user of propane - two ready-made customers for gas produced. The size of this operation is sufficient to economically justify production of Liquid Natural Gas (LNG), a product that it is imperative the Company gain first hand experience with in order to meet future market demands. The experience gained both in terms of LNG production and with the constructing of such a large facility is critical to future growth and to establishing the Company as a leader in the biogas industry. Construction will begin in the summer of 2005 and biogas operations will begin the first quarter of 2006. The project serves the following purposes:

1.	Further expand the limits to which digesters can be scaled up
2.	Provide entry into the LNG production business
3.	Increase production from 23,000 to 35,000 head

Eastside Project

This project is in the organizing state and will be developed similarly to the Westside project, where multiple dairies will be connected to a pipeline that in turn will deliver gas to the local gas utility’s pipeline. This Eastside grouping consists of several dairies totaling 18,000 head of cattle located east of Wendell, Idaho. Construction is planned for 2007 with operations beginning in the last quarter of 2007. The project serves the following purposes:

1.	Increase production from 35,000 to 53,000 head
2.	Build upon the Westside project approach and share support resources

Beef Feedlot Project

This project is envisioned as one that will be undertaken in partnership with a major beef feedlot agribusiness company. Given the differences in manure outputs between beef and dairy cattle and given that this is an open lot operation, the gas production capacity for this project is expected to be equivalent to an approximate 45,000-cow dairy. This large operation makes LNG the product of choice because of the higher margins of LNG over pipeline gas. Construction is estimated to begin in late 2006 and the facility will become operational the first quarter of 2008. The project serves the following purposes:

1.	Increase production from 53,000 to 198,000 head
2.	Provide entry into feedlots for a source of waste manure;
3.	Team the Company with an international agribusiness partner
4.	Allow expansion into other significant feedlots outside of Idaho

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Export Project

As the above projects begin to attract greater national attention due both to their size and their operational flexibility and efficiency, we expect there will be considerable opportunity to export our system to other regions of the country where conditions favor our business model. The Company anticipates taking advantage of those opportunities beginning late in 2007 or early 2008. Potential also exists to export the Company’s feedlot biogas facilities to other states. The Export Project serves the following purposes:

1.	Increase production from 193,000 head to 250,000
2.	Provide entry into a dairy community five times the size of Idaho’s
3.	Provide entry into the West Coast renewable energy market, the largest in the nation

The Company also plans to increase sales and expand its engineering and scientific services base via new customer contracts. Revenue generated will be used to meet cash flow requirements with any excess being used to support and develop the Company’s biofuels production initiatives.

The Company’s main focus is now in the biofuels market for the production of biogas and biodeisel. In the area of biofuels, the Company intends to provide a holistic approach to developing biofuels projects. With the proper application of natural resources and technical engineering, it is currently constructing a biofuel, biogas production facility. It has made two acquisitions for the vertical integration of the business and ability to have a ready available access to sell the gas production into the market place. The Company believes that it has also taken the proper steps to sell certain assets including the mining and mineral rights of the Garnett mine in Montana to provide working capital to see the production through to completion. The Company is currently seeking other investment capital to support the existing and ongoing operations of the Company and these projects.

Results Of Operations

First Quarter Ended September 30, 3004

Revenue

Revenue for the first quarter ended September 30, 2004, decreased 89% to $88,903 compared to $803,938 for the same period of 2003. This decrease was mainly the result of the reduction in outside contracting by the Idaho National Engineering and Environmental Laboratory (“INEEL”) and the Company’s shifting of resources from engineering services to designing and building of Company-owned biogas facilities.

In 2004, the Company’s primary customers were INEEL at Idaho Falls, Idaho and Oak Ridge Associated Universities (ORAU). INEEL and ORAU both provided more than ten percent of the total revenue recognized by the Company in 2004.

Direct Operating Costs

For the quarter ending September 30, 2004, the Company’s direct operating costs decreased 83% to $83,459 from $494,575 for the same period ending September 30, 2003. The reason that direct operating costs decreased is the large drop in engineering services work and direct operating costs paralleled this work. Additionally, the Company made further efforts to reduce direct costs by using less subcontracted services, eliminating certain rental fees, closing the Montana and Washington offices, making better use of supplies, and exercising better management of direct payroll costs.

Gross Profit

The Company had a small gross profit of $5,444 in the first quarter 2004 compared to $309,363 for the same quarter ended September 30, 2003. This decrease in gross profit is a mark of the reduction in engineering service work due to the dramatic curtailment of outsourced engineering services by INEEL. Also, in the fourth quarter of the year ended June 30, 2004 the Company shifted its resources and capital into the design and construction of the Company-owned biogas production facilities.

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General Selling and Administrative Expenses

For the first quarter ended September 30, 2004, the Company had general selling and administrative expenses of $236,388 compared to $232,946 at September 30, 2003. This 1.5% increase in general selling and administrative expenses in the first quarter of fiscal year 2005, is mainly due to the focus on the biogas project and reduced engineering services work.

Interest Revenue

For the first quarter ended September 30, 2004 the Company received $669 of interest on investment capital. The Company had no interest revenue for 2003.

Interest Expense

Interest expense decreased 53% to $3,150 for the first quarter ended September 30, 2004 compared to $6,635 for the same period ending September 30, 2003. The interest expense was for interest paid on the term loan and interest accrued on notes payable to officers and employees of the Company. The Company has reduced the term loan and therefore had less interest expense.

Disposition of Assets

During the first quarter ending September 30, 2004 the Company sold a security for a loss of $12,743.

Net Income (Loss)

The Company realized a net loss of $246,168 before taxes for the first quarter ended September 30, 2004 compared to a net profit of $45,360 for the same period ending September 30, 2003. The first quarter ending September 30, 2004 net loss can be attributed to the loss of engineering revenue and the focus on the Biogas production facility.

Year Ended June 30, 2004

The Company generated engineering service revenue in 2004 and 2003.

The following table shows each element of the statement of operations as a percentage of revenue:

	Year Ended		Year Ended
	June 30, 2004		June 30, 2003
	Whole $	%	Whole $	%
Revenue	$2,077,631		$2,463,795
Direct operating costs	1,312,929	63.2%	1,852,307	75.2%

Gross profit	764,702	36.8%	611,488	24.8%
Selling, general and administrative	955,479	45.9%	703,844	28.6%

Income from operations	(190,777)	-9.2%	(92,356)	-3.8%
Interest revenue	721.03%		--	--
Interest expense	(22,362)	-1.1%	(32,905)	-1.3%

Net loss before income taxes	(212,418)	-10.2%	(125,261)	-5.1%

Income tax expense (benefit)	385,543	18.6%	(49,543)	-2.0%

Net loss	$(597,961)	-28.8%	$(75,718)	-3.1%

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Revenue

Revenue for 2004, decreased to $2,077,631 compared to $2,463,795 for 2003. The Company’s 2004 operating revenue decreased 15.67% from the prior year as a result of the Company’s decrease in engineering service contracts as it began to implement its Business Plan to focus on the biofuels market place.

Direct Operating Costs

For the year ending June 30, 2004, the Company had direct operating costs of $1,312,929 or 63.19% of revenue in support of the engineering services compared to $1,852,307 or 75.2% of revenue for the year ended June 30, 2003. The decrease of engineering service work shows a direct relation to the decrease in direct operating costs.

Gross Profit

Gross profit increased to $764,702 in fiscal year 2004, compared to $611,488 in fiscal year 2003. This increase is the result of the reduced direct operating costs. With the decline of engineering services work the Company made certain cost cutting measures and reduced direct personnel costs during the last fiscal year.

General Selling and Administrative Expenses

General selling and administrative expenses were 46% of revenue or $955,479 at June 30, 2004 compared to 28.6% of revenue or $703,844 at June 30, 2003. This increase in selling and administrative expenses was largely attributed to the cost of entering the biofuels market. The Company incurred large costs for biofuels work and start-up costs for establishing business operating plans, research in the biofuels markets and seeking investment capital and source financing. The decline of engineering services work left many expenses that the Company burdened as overhead costs or selling general and administrative costs. The large costs of administrative labor was for the development of the biofuels market place whereby these individuals were working on engineering services contracts in prior years.

These general selling and administrative costs are characterized in the following format:

	2004	2003
Overhead and employee benefits	$75,322	$125,404
Accounting, consulting, and professional fees	246,652	228,087
Insurance, depreciation, and computer	24,935	32,152
Leases	86,178	90,630
Equipment, office supplies, and other	15,520	21,009
Administrative salaries and labor	358,921	146,000
Subcontract work, travel, fuel, and other	147,951	58,559
Total Selling and Administrative Expense	$955,479	$703,844

Interest Revenue

For the year ended June 30, 2004 the Company received $721 of interest on investment capital. The Company had no interest revenue for 2003.

Interest Expense

Interest expense for the year ended June 30, 2004 was $22,362 compared to $32,905 for the same period ending June 30, 2003. The interest expense decreased as a result of the Company not having any long-term debt and reducing the short term notes payable.

Income Taxes

The Company has a net operating loss carry forward of approximately $2,000,000 at June 30, 2004, that begins to expire in the year 2019. The Company has calculated a total deferred tax asset that is off set by a valuation allowance. During 2004, the Company wrote off the previous deferred tax asset of approximately $393,909, which is offset by the first three quarters of 2004 income tax benefit of $8,366 for a total charge of approximately $385,543. The Company is not reporting any deferred tax asset due to ongoing losses and possible inability to recover those losses by future profits. In the current year the provision amount relates to current operations. The amount of net operating loss carry forward expires $66,000 in 2008, $21,000 in 2018, $7,000 in 2019, $89,000 in 2020, $77,000 in 2021 and $1,371,000 in 2022, $169,000 in 2023 and $200,000 in 2024.

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Net Loss

At June 30, 2004 the Company realized a net loss of $597,961 compared to a loss of $75,718 for the year ended June 30, 2003. As discussed above, $385,543 of this amount is attributable to expensing of deferred tax asset.

Liquidity And Capital Resources

The Company has made reasonable efforts to meet cash flow demands from ongoing operations. The Company finished the first quarter ending September 30, 2004 with cash available of $64,944 compared to $134,856 at June 30, 2004. The Company believes that it will be necessary to continue to supplement the cash flow from operations with the use of outside resources such as investment capital by issuance of debenture notes and stock. As of September 30, 2004, the Company had a working capital deficit of $535,429 compared to a deficit of $309,465 for the year ending June 30, 2004. The current ratio at September 30, 2004 was: .25:1 and .53:1 at June 30, 2004.

As of June 30, 2004, Intrepid had a working capital deficit of $309,465 compared to a deficit of $438,285 for the previous year ending June 30, 2003. The current ratio at June 30, 2004 was .53:1 and was .51:1 at June 30, 2003. The Company believes that with the sale of the mineral and surface rights in Montana and its current efforts for equity capital that it will be able to meet obligations as they become due over the next fiscal year.

The Company had a term loan with a variable rate (Prime plus 2%) as of September 30, 2004 the balance was $149,410 and had a balance of $162,965 at June 30, 2004. The loan was originated as a three-year note at a fixed rate of 5.75%. The credit is secured by all business assets and personally guaranteed by the principals of the Company. As of September 30, 2004, the loan was in good standing, and as of the date of this filing the term loan is also in good standing. The Company also has shareholder notes payable from certain officers, employees or directors. The notes are unsecured demand notes. It is not anticipated by the Company that the notes will be called in the next year. The following are shareholder creditors to the company: Mr. Kenoyer has made two loans to the company and as of September 30 2004, the total balance due him was $23,124. The first loan accrues interest at the rate of 10 percent and has a balance of $387. The second accrues interest at the rate of 7 percent and has a balance of $22,737. Mr. Dustin has also made two loans to the company and as of September 30 2004, the total balance due him was $46,833. The first loan accrues interest at the rate of 10 percent and has a balance of $14,865. The second accrues interest at the rate of 7 percent and has a balance of $31,968.

On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) for the sale of the mineral and surface rights and subsequently, on September 29, 2004, accepted an offer to purchase said rights. The sale is scheduled to close within 30 days of the buyer’s completion of requested due diligence on the rights (60-day period). The due diligence is currently in process. This agreement will allow the Company to divest its rights in precious metals properties in Montana in return for cash and the assignment of future royalties back to the Company. The sale of these mineral rights will result in a capital gain to the Company, as the rights were previously written down as having no value. The proceeds of the sale will provide working capital for current and other biofuels projects and well as supporting the ongoing operations of the Company.

Standby Equity Distribution Agreement.  On October 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $25.0 million.  For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners LP will pay the Company 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date. Cornell Capital Partners LP will retain 5% of each advance under the Standby Equity Distribution Agreement and received $500,000 worth of common stock of the Company as a fee under the Standby Equity Distribution Agreement. The Company’s ability to receive advances under the Standby Equity Distribution Agreement is subject to certain conditions, including an effective registration statement relating to the shares of common stock sold under the Standby Equity Distribution Agreement. The Company is also limited to $350,000 per weekly advance and $1,200,000 per 30 days. The Company also paid Newbridge Securities Corporation a fee equal to $10,000 of the Company’s common stock under a related Placement Agent Agreement.

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Securities Purchase Agreement. On October 13, 2004, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, LP. Pursuant to the Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners, LP in the original principal amount of $750,000. The $750,000 will be disbursed as follows: (i) $450,000, within five days of the closing of all the transaction documents with Cornell Capital Partners, L.P. and (ii) the remaining $300,000, within five days of the filing of this registration statement. The second funding is conditioned upon the Company increasing its authorized shares of common stock to at least 250,000,000 shares, which the Company has completed.  The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.  The assets of the Company secure the debentures.  The debentures have a three-year term and accrue interest at 5% per year.   Cornell Capital Partners, LP will receive 10% of the gross proceeds of the convertible debentures, paid directly from escrow upon each funds disbursement described above. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.

Material Commitments for Capital Expenditures - The Company has outstanding commitments for the purchase and installation of equipment and services incidental to completing the balance of plant construction at the Whitesides biogas facility. The Company also anticipates additional expenditures related to the design and construction of follow-on facilities of like kind. The primary source of funding will be outside capital raised through the Securities Purchase Agreement and Standby Equity Distribution Agreement with Cornell Capital Partners, LP.

Seasonal Changes -The Company’s operating revenue is generally not affected by seasonal changes.

New Accounting Pronouncements

In April 2003 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards Statement No. 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company does not expect Statement 149 to have a material effect on the financial statements.

In May 2003 the FASB issued Statement of Financial Accounting Standards Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect Statement 150 to have a material effect on the financial statements.

In January 2003, the FASB issued Interpretation No. 46 and 46R (46), "Consolidation of Variable Interest Entities-an interpretation of ARB No. 51,"which provides guidance on the identification of, and reporting for, variable interest entities. Interpretation No. 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated. Interpretation No. 46 is effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. Interpretation No. 46 is effective for the Company in the first quarter of 2004 for variable interest entities acquired before February 1, 2003. The Company does not have variable interest entities and therefore does not expect the Statement to result in a material impact on its financial position or results of operations.

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DESCRIPTION OF BUSINESS
General

In January 2002, Iron Mask Mining Company, (“IMKG”) signed a letter of intent to merge with Intrepid Engineering Services, (“IES”) and Western Technology Management, (“WTM”). In March of 2002, the merger was concluded as a capital transaction with IMKG issuing 25,000,000 common shares, $.005 par value for the outstanding zero par value shares of IES and WTM. The Company now operates as Intrepid Technology and Resources, Inc., and subsidiaries (“the Company”), an Idaho corporation.

Intrepid Technology and Resources, Inc. specializes in developing, constructing, operating, and owning or co-owning a portfolio of projects in the Biofuels Production area of the Renewable Energy sector.  Biofuels are combustible fuels such as biogas (methane), biodiesel, ethanol and hydrogen that are produced from biomass -- i.e. plant-derived organic matter.  The Company’s current primary focus is on biogas.

The Company has a staff of professional engineers and managers with experience in large construction projects, government service contracts, project and corporate management, general design and engineering, giving us the tools and talents required to achieve our goals. The Company is organized into three Divisions to support the Company's business strategy and successfully execute its business plan.  These are the Biofuels, Science and Technology, and Engineering Services Divisions.

Biofuels Division:

The Biofuels Division is the heart of the Company and brings together the resources and talents of the other two divisions to develop biofuels projects.  Those biofuels of primary interest to the Company are:

•	Biogas - methane, or "natural gas" derived from the anaerobic digestion (bacterial decomposition) of animal waste;

•	Biodiesel - vegetable oil derived diesel fuel;

•	Ethanol - gasoline additive/substitute derived from starch crops (e.g. corn) or cellulosic biomass materials (e.g. wood, straw, etc); and

•	Hydrogen - as may be derived from biogas or ethanol or other biomass materials in the future (for use in fuel cells, vehicles, or similar applications).

The Company has chosen to place initial emphasis on biogas production via anaerobic digestion of dairy manure.  Biogas is the least capital intensive, the quickest to bring to market and, significantly, can serve as a critical component to the success of each of the other three biofuels lines.

Biodiesel and Ethanol production facilities continue to be an important part of the Company's overall business line and parallel planning work is being carried out.  However, these projects require significantly more time and capital resource to develop, and for that reason are on a slower execution track.

Science and Technology Division:

The Science and Technology Division is a collection of over 200 nationally recognized experts with whom the Company has consulting agreements to provide advice and service on an as-needed basis.  These individuals typically possess advanced academic credentials and extensive science or engineering work experience in a various Scientific and Engineering disciplines including Nuclear Science, Renewable Energy, Material Science, Construction Management, Soil Science, Crop Management, Process Engineering, and others.

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Engineering Services Division:

The Engineering Services Division brings together a team of highly experienced management, construction and technical personnel along with professionally registered engineers to provide complete "design-build-operate" capability.  Besides support of internal Company projects and initiatives, the Division also services a diverse external customer base ranging from the federal government to private commercial and industrial clients.

Acquisitions

During 2004, the Company made two acquisitions as part of a series of planned events designed to provide the Company with distribution assets and the business structure necessary to further advance their production capabilities and Liquid and Compressed Natural Gas (“LNG/CNG”), product marketing opportunities to a wide, and geographically diverse, range of customers. These acquisitions are consistent with the Company’s Business Plan and help anchor one of the key objectives in its Business Model, which is to become a fully vertically integrated producer and distributor of methane gas and associated value added products.

The First Acquisition

The first acquisition was completed on April 20, 2004, when the Company completed an Asset Purchase Agreement for the assets of a natural gas vehicle fueling station and current customer base of a privately held distribution and marketing joint venture company, Wright Oil and Broadway Ford, “(WOBF”) located in south eastern Idaho.

The station is fully automated and operates on a computerized billing system with no attendant necessary. It brings the additional capability of compressing gas into cylinders that can be transported to any location requiring CNG and the purchase brings a valuable new asset base to the Company as well as providing a significant outlet for the Company’s methane gas production expected to come online by early calendar year 2005.

This agreement was an arms length transaction between the Company and WOBF for the purchase of the natural gas filling station assets and current customer base for $25,000 cash and 500,000 shares of the Company’s common stock. The agreement included a provision whereby and if WOBF are able to successfully transfer an existing U.S. Department of Energy $300,000 grant for facility upgrades to the Company, the Company will pay an additional $25,000 cash to WOBF. On April 20, 2004 the Company’s common stock closed at a price of $.079 per share; therefore the total value of the purchase, if the grant payment is issued to the Company, is $89,500. The purpose of the grant is to upgrade this existing facility to be able to store and dispense liquid natural gas as well as compressed gas (today the facility only dispenses compressed gas). It is estimated that the facility upgrades will approximate in cost the full value of the $300,000 grant.

The Second Acquisition

The second acquisition was on May 13, 2004, when the Company completed a Purchase Agreement with the Magic Valley Energy Coalition (“the Coalition”) to buy out the Coalition’s one-third (1/3) share of ownership in the Magic Valley Energy Company, LLC (“MVEC”). This purchase makes MVEC a wholly owned subsidiary of the Company.

The Coalition was formed in 2001, by a group of Idaho business and agricultural leaders who desired to promote economic development via renewable and alternative energy projects in their region, with particular emphasis on development of ethanol and biodiesel production. In 2002, the Company and the Coalition teamed together forming MVEC in order to bring together the engineering, management and business capabilities to execute alternative energy projects.

This wholly owned subsidiary is based in Magic Valley, Idaho, making it eligible to secure federal grants, loan guarantees, and other assistance aimed at stimulating rural economies that are available only to rural small business entities.

The purchase price was for $20,000 of the Company’s common stock. Based on a 30-day average closing price of $.0787 per share, this amounted to 254,127 shares.

New Business

The Magic Valley Energy Company, LLC, was formed in fiscal year 2003, as the legal entity under which the development of the Magic Valley Biofuels Production activities and facilities were to be built, operated and managed. The Company purchased the interests of a one-third partner in the venture, the Magic Valley Energy Coalition, LLC, for 254,127 shares of Company stock (the equivalent of $20,000 at $.079 per share) during the fourth quarter of fiscal year 2004, making the Magic Valley Energy Company, LLC, a wholly-owned subsidiary of Intrepid Technology & Resources, Inc.

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In addition, on April 20, 2004, the Company completed an Asset Purchase Agreement to purchase the assets of a natural gas vehicle fueling station and current customer base of a privately held distribution and marketing company, Wright Oil and Broadway Ford a compressed natural gas vehicle fueling joint venture, “(WOBF”) located in south eastern Idaho.

WOBF’s clientele included Federal, commercial and municipal customers. The distribution plant is fully automated and operates on a computerized billing system with no attendant necessary at the locations. The processing plant brings the additional capability of compressing gas into cylinders that can be transported to any location requiring CNG. The purchase brings a sizeable new asset base to the Company. Furthermore, this acquisition provides a substantial outlet for the Company’s methane gas production expected to come online by early 2005.

The purchase, the first in a series of planned marketing events, provides the Company with distribution assets and the business structure necessary to further process and market their natural gas production in either LNG or CNG to a wide, and geographically diverse, range of customers. With the rapid rise in the cost of traditionally produced non-renewable energy products the Company sees an abundant and lucrative market for their "Green Energy". This purchase makes the Company a fully vertically integrated producer and distributor of methane gas and associated value added products.

The agreement, an arms length transaction, between the Company and WOBF was for the purchase of the natural gas filling station assets and current customer base for $25,000 cash and 500,000 shares of the Company’s common stock. The agreement also includes a provision whereby and if WOBF are able to successfully transfer an existing $300,000 U.S. Department of Energy grant for facility upgrades to the Company, the Company will pay additionally $25,000 cash to WOBF. On April 20, 2004 the Company’s common stock closed at a price of $.079 per share therefore the total value of the purchase if the grant payment is issued to the Company is $89,500. The purpose of the grant is to upgrade this existing facility to be able to store and dispense liquid natural gas as well as compressed gas (today the facility only dispenses compressed gas). It is estimated that the facility upgrades will approximate in cost the full value of the $300,000 grant.

Material Commitments for Capital Expenditures

The Company initiated construction of the first of several planned Biogas Production facilities to be located in the Magic Valley region of Southern Idaho at the Whitesides Dairy north of Rupert, Idaho in April 2004. The Company is financing the project and will own this facility. As of December 14, 2004, construction was approximately 90% complete, and capital expenditures to date totaled $517,740. The Company also capitalized $203,863 worth of direct labor provided by its internal staff. An additional $190,000 will be expended on this facility during the second and third quarters of fiscal year 2005 to make the commercial scale gas conditioning portion of the plant fully operational by March 21, 2005. The Company also anticipates significant capital outlays related to the follow-on Magic Valley Biogas Field Projects, which will include several more biogas production facilities and initiation of the gas collection pipeline and centralized gas clean-up/processing facility. Funding for this project will be secured via a combination of outside investment capital and senior debt financing secured by long-term gas off-take contracts. Funding for routine office-related expenses will come from ongoing operations generated by engineering services.

Mining and Mineral Rights

On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) for the sale of the mineral and surface rights of gold and subsequently, on September 29, 2004, accepted an offer to purchase said rights. The sale is scheduled to close within 30 days of the buyer’s completion of requested due diligence on the rights (60-day period). This process is expected to be complete by late 2nd quarter or early 3rd quarter of fiscal year 2005. This agreement will allow the Company to divest its rights in precious metals properties in Montana in return for cash and the assignment of future royalties back to the Company. The sale of these mineral rights will result in a gain to the Company, as the rights were previously written down as having no value. The proceeds of the sale will provide working capital for current and other biofuels projects and well as supporting the ongoing operations of the Company.

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Customers

In 2004, the Company managed several engineering services contracts with Idaho National Engineering and Environmental Laboratory (“INEEL”) at Idaho Falls, Idaho, and with the Oak Ridge Associated Universities (“ORAU”) based in Oak Ridge, Tennessee. These contracts generated the majority of the Company’s revenue. Profits realized from this revenue were used to help develop the Biofuels business line. The Company expects to continue providing such supplemental engineering and technical services in the future with a strong emphasis on becoming a significant service provider to the Idaho National Laboratory (“INL”), the successor to the INEEL beginning in February 2005. The Company is also part of one of the major bid teams competing for the overall Maintenance and Operations contract for the INL.

However, fiscal year 2005 marks the Company’s major transition from being primarily a provider of engineering services to becoming a significant producer and distributor of biogas products and facilities. Its first facility is currently under construction and will be fully operational in the 2nd quarter, with revenue generation expected by early 3rd quarter. Construction of a second facility, which will have 3 times the capacity of the first is planned to start in the 3rd quarter with revenue generation expected in 1st quarter 2006. The Company will own both facilities and the initial customers for the gas produced will be a local natural gas utility and the Company’s own natural gas vehicle fueling station. Management expects that the construction of these first two biogas plants will stimulate orders for other diary and cattle feeding operations in the area and increase demand for Company services to design, construct and operate other plants. The Company will maintain an equity position in each facility built, thus adding to future revenue streams derived from sales of biogas products.

Loss of Major Contracts

In 2004, the Company experienced a decline in engineering services work that was mainly attributed to the decrease of contracts from Idaho National Engineering and Environmental Laboratory (“INEEL”) at Idaho Falls, Idaho. There were budget constraints for INEEL in the balance of fiscal year 2004, and at this point it can not be determined the amounts or number of contracts that will be available in fiscal year 2005.

Markets

Renewable and Alternative Energy are those forms of energy that can be used as an alternative to fossil energy such as oil, natural gas and coal. Fossil energy is encumbered by significant environmental concerns and, as in the case of oil and natural gas, with energy security issues as well. Over 60% of the oil used by the United States comes from foreign countries, much of it from the Middle East. Although natural gas is cleaner to burn than oil and coal, domestic supplies of natural gas are being quickly consumed causing prices to escalate and creating a significant problem for industrial plants that have energy intensive operations.

Flat supplies of domestic natural gas over the past five years, coupled with increasing demand have resulted in historical high gas prices. Imports of natural gas via LNG tankers have increased, but have not dampened prices. Over the past twelve months, gas prices have been averaging about $5.50 per thousand cubic feet (mcf). Further increases in demand, as projected in the U.S. Department of Energy’s International Energy Outlook 2004, will likely result in prices well above the current $5.50 per mcf range. Quoting from that report: “Natural gas is the fastest growing primary energy source in the IEO2004 forecast. Consumption of natural gas is projected to increase by nearly 70 percent between 2001 and 2025, with the most robust growth in demand expected among developing nations.”

The outlook for sustained pricing is optimistic. Although there is increased drilling for new gas supplies, existing well output is declining. The DOE projects only a 0.5% increase in domestic gas production over the next two years.

LNG is a significant niche within the natural gas market and is currently used in three primary segments of that market:

•	Transportation alternative fuels largely replacing diesel in medium-duty and heavy-duty fleets;

•	Municipal heating fuel for small, remote communities not served by pipelines such as Afton and Jackson Hole, Wyoming, and West Yellowstone, Montana; and

•	Industrial heating fuels for energy-intensive enterprises, competing against propane where pipeline natural gas is not available.

LNG is trucked from its source to the market place in 10,000-gallon loads. Prices vary for the different market segments. Transportation and industrial heating demands the highest price at about $0.75 per gallon, whereas municipal use supports prices of only about $0.55 to $0.65 per gallon due to the high volume.

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Competition

The principal competitors in the engineering services sector are all privately held or employee owned companies and therefore not actively traded on any market. With respect to the Company’s current biogas focus, there are many other providers that supply and build anaerobic digesters for animal operations. Among some of the more prominent companies are RCM Digester Systems, GHD, Inc. Environmental Services, and Microgy Co-Generations Systems (a subsidiary of Environmental Power Corp.), etc. However, to the best of the Company’s knowledge, none of their systems produce the quality of biogas (in terms of energy content per volume) as does the proprietary system the Company employs, nor do they afford its flexibility and operability and maintainability advantages.

The Company is also the only company in Idaho with an agricultural biogas facility under construction and will be the first to have one in operation, providing a substantial lead over any competition within the State. There are numerous digester facilities in operation in other parts of the US, but none are currently designed, nor are they operating, with a primary purpose of producing and marketing commercial quantities of natural gas as we can best determine.

The Company believes that the principal competitive factors applicable to all areas of its business are:

Exclusive access to proprietary technology
Ability to service much larger dairy/beef operations than previously feasible
Proximity to major dairy/beef operations (Idaho is the fifth largest dairy state in the US)
Advantage of being “first to market” within Idaho
Strong internal technical, management and scientific capabilities
Key strategic alliances
Breadth of “work for others” services offered
Customer service reputation
Dependability, technical proficiency and environmental integrity
Operational experience
Quality of working relationships

Management believes the Company is, and will continue to be, competitive based on these factors.

Strategy

Providing engineering and technical services has been the primary source of revenue, and hence the primary business focus, in the past. The Company expects to continue providing such supplemental services in the future, but with decreased emphasis. In fiscal year 2005, the Company will complete its major transition from being primarily a provider of engineering services to becoming a significant producer and distributor of biogas products and facilities. The following discussion provides an overview of how that transition will unfold.

Business Model

The fundamental aspects of the Company’s business model are:

•	Utilize cutting edge, but established, technology for the production of biogas from large animal operations
•	Utilize off-the-shelf equipment for clean-up of the biogas to meet pipeline-quality specifications and produce liquid products
•	Team with experienced companies for the marketing and distribution of biogas products
•	Maintain large equity positions on all biogas projects
•	Begin operations in known territory (Idaho), and expand into other western states as resources allow
•	Maximize the utilization of our public company status in the financing of our projects
•	Market biogas products to local gas utilities, industrial users, and transportation users

Description of Properties

The Company believes that its property and equipment are well maintained, in good operating condition and suitable for the Company’s current and projected needs. The Company’s headquarters are located in Idaho Falls, Idaho in leased office space, and its CNG gas filling station is on leased property, also located in Idaho Falls, Idaho. The office lease runs through November 2005 and the CNG station property lease through September 2008. The following table sets forth certain information regarding the principal operating facilities/properties owned or leased by the Company.

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LOCATION	FUNCTION	SIZE	OWN/LEASE	UTILIZATION

Idaho Falls, Idaho	Corporate Office	5,500 sq. ft.	Lease	100%

Idaho Falls, Idaho	CNG Gas Station	1/4 acre	Lease	100%

Mining Rights
Garnet, Montana	Mineral Rights	N/A	Own	Pending Sale FY 2005

Garnet Mineral Rights

The Company filed an amended report on Form 10-KSB/A on or about June 15, 2004, whereby and among other reported transactions, the Company removed the value of the mineral rights of the Garnet Mine. On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) for the sale of the mineral and surface rights and subsequently, on September 29, 2004, accepted an offer to sell said rights. The sale is scheduled to close within 30 days of the buyer’s completion of requested due diligence on the rights (60-day period). This process is expected to be complete by late 2nd quarter or early 3rd quarter FY 2005. This agreement will allow the Company to divest its rights in precious metals properties in Montana in return for cash and the assignment of future royalties back to the Company. The sale of these mineral rights will result in a gain to the Company, as the rights were previously written down as having no value. The proceeds of the sale will provide working capital for current and other biofuels projects and well as supporting the ongoing operations of the Company.

Location

These rights are on lands in the Garnet Mining District located in Western Montana approximately fifty miles northeast of Missoula, Montana. The Garnet District occupies the crest of the Garnet Range, and is accessible from Interstate 90 to the south, via a rough road leading from the Bearmouth exit. From the north, access is via a well-maintained county road leaving Montana State Highway 200 near the Lubrecht Camp exit, five miles east of Potomac.

Legal Proceedings

The Company is not the subject of any pending legal proceedings to the knowledge of management, nor is there any presently contemplated against the Company by any federal, state, or local government agency.

Further, to the knowledge of management, no director or executive officer is a party to any action in which interest is adverse to the Company.

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MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Intrepid.

Name	Age	Title

Dr. Dennis D. Keiser	65	President / Chief Executive Officer and Chairman of the Board

Dr. Jacob D. Dustin	56	Vice President / Secretary / Treasurer and Director

Michael F. LaFleur	64	Director

William R. Myers	62	Director

D. Lynn Smith	54	Director

Certain biographical information of our directors and officers is set forth below.

Dennis D. Keiser

Mr. Keiser has served the Company as a director and its president and chief executive officer since 2002. In 2001 he was a founder of Western Technology Management, which ultimately merged into the Company. Prior to that he managed a Science and Technology Laboratory for the United States Department of Energy, involved in energy and environmental research and development.

Jacob D. Dustin

Mr. Dustin has served as a director, vice president, secretary and treasurer of the Company since 2002. From 1999 to 2000 Bechtel Corporation at the Idaho National Engineering and Environmental Laboratory employed him. From 1995 to 1999 he was an employed by Parsons, an architectural and engineering firm. In 1995 he retired from the United States Air Force with the rank of Colonel.

Michael F. LaFleur

Mr. LaFleur, a director since 2002, has for the past five years has been managing director of Paloma Resources Group Consultants in the natural resources industry and chairman, chief executive officer and director of Gold Express Corporation from 1990 to 1993. Prior to that, he served in various executive capacities.

William R. Myers

Mr. Myers, a director since 2002, has for the past five years been president of Myers Associates International, Inc., which provides technical and management consulting, business development and construction management for domestic and international firms.

D. Lynn Smith

Mr. D. Lynn Smith, a director since 2002, has been a Certified Public Accountant for the past thirty years, as a principal in the accounting firm of Galusha, Higgins and Galusha, P.C., of Idaho Falls, Idaho.

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Directors’ Compensation

During fiscal year 2004, the Board members served without direct compensation other than the non-employee directors Messrs. Smith, LaFleur, Myers, who each received 300,000 options issued under the 2003 Stock Option Plan on January 1, 2004 at a market value of $.035; and no other fees were accrued or paid to them.

Code of Ethics

On October 25, 2004, the Board of Directors adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics.

Executive Compensation

Summary Compensation Table

The following table shows, for each of the three years ended, compensation awarded or paid to, or earned by the Company’s Chief Executive Officer and its other most highly compensated management employee at June 30, 2004 and the prior two years in all capacities.

Name and Principal Position	Annual Compensation			Deferred Compensation	All Other Compensation(1)
	Year	Salary	Bonus	Salary	Number of shares	Market Value

Dr. Dennis D. Keiser(2)	2004	$79,320	-0-	$76,680	2,000,000	$70,000
Chairman, Chief Executive Officer and President	2003	$93,538	-0-	$93,135	1,050,000	$11,300
President	2002	$81,200	-0-	$93,135	7,481,114	$15,000

Dr. Jacob D. Dustin(3)	2004	$81,120	-0-	-0-	2,000,000	$70,000
Vice President, Secretary,	2003	$81,120	-0-	-0-	1,030,000	$10,900
and Treasurer	2002	$10,395	-0-	$46,025	3,938,501	$15,000

Donald J. Kenoyer	2004	110,375			1,500,000	$52,500
Engineering Manager	2003	$90,825	-0-	-0-	1,050,000	$11,300

(1)    Other Compensation was used in exchange for common shares of equal value and for the merger and engineering evaluation.

(2)    Dennis D. Keiser received Other Compensation as a result of the Iron Mask Mining Company merger with Intrepid and Western Engineering, for 7,293,614 common shares in exchange for shares of equal value from the merging company Iron Mask Mining Company on April 29, 2002, and 187,500 common shares for an engineering evaluation for a market value of $15,000. In fiscal year 2003, he received 1,000,000 common stock options on December 20, 2002, and 50,000 shares of S-8 common stock. In fiscal year 2004, he received 2,000,000 common stock options on January 1, 2004.

(3)    Jacob D. Dustin received Other Compensation as a result of the Iron Mask Mining Company merger with Intrepid and Western Engineering, for 3,751,001 common shares in exchange for shares of equal value from the merging company Iron Mask Mining Company on April 16, 2002, and 187,500 common shares for an engineering evaluation for a market value of $15,000. In fiscal year 2003, he received 1,000,000 common stock options on December 20, 2002, and 30,000 shares of S-8 common stock. In fiscal year 2004, he received 2,000,000 common stock options on January 1, 2004.

The Company has a stock option plan for the issuance of options; however in fiscal 2004 the officers did not elect to take deferred compensation but was paid a portion of deferred compensation in common stock and options.

The Company, on a discretionary basis, may grant options to its executive officers, and key employees under the 2003 Stock Option Plan. As of December 14, 2004, options to purchase 21,435,900 shares were outstanding with 3,564,100 shares remaining available for grant. The following table provides information concerning fiscal year 2004, stock option grants to the Company’s executive officers and key employees.

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Fiscal Year 2004 Option Grants

		Individual
		Grants
	Number of	Percent of all			Potential Realizable Value at Assumed
	Securities	Options			Annual Rates of Stock Price
	Underlying	Granted to	Exercise		Appreciation for Option Term
Name	Options(1)	Employees	Price	Expires	5%	10%
D. Keiser	2,000,000	15.54%	.035	1/1/2009	$19,340	$37,611
J. Dustin	2,000,000	15.54%	.035	1/1/2009	$19,340	$37,611

D. Keynoyer	1,500,000	11.66%	.035	1/1/2009	$14,505	$28,209
B. Frazee	1,500,000	11.66%	.035	1/1/2009	$14,505	$28,209
B. Frazee	2,000,000	15.54%	.04	8/31/2009	$22,103	$42,984

(1)    All options granted were exercisable as of the option grant dates, which were December 20, 2002 and January 1. 2004.

There is no assurance provided to any executive officer or any other holder of the Company’s securities that the potential realizable value shown in the table above, which is based on assumed 5% and 10% annual rates of compounded stock price appreciation over the term of the options as required under the rules of the Securities and Exchange Commission, will be realized. Actual gains, if any, on option exercises are dependent on the future performance of the Company’s common stock and overall market conditions.

The following table provides information concerning executive officers’ and key employees stock options exercised in 2004, and those remaining outstanding at the end of 2004.

	Shares		Number of Shares Underlying		Value of Unexercised In-the
	Acquired on	Value	Unexercised Options		Money(1) Options at FYE
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
D. Keiser	-0-	-0-	3,000,000	-0-	$40,000	-0-
J. Dustin	-0-	-0-	3,000,000	-0-	$40,000	-0-

D. Keynoyer	-0-	-0-	2,500,000	-0-	$22,500	-0-
B. Frazee	-0-	-0-	3,700,000	-0-	$76,500	-0-

(1)    A stock option is considered to be “in-the-money” if the price of the related stock is higher than the exercise price of the option. The closing market price of the Company’s common stock was $.07 per share on the Over the Counter Bulletin Board Market at the close of business on June 30, 2004.

Compensation Committee

The Compensation Committee members are Messrs. Lynn Smith, William Myers, and Michael LaFleur. They are responsible for developing and making decisions with respect to the Company’s executive compensation policies. For the upcoming fiscal year 2005, the Committee also intends to review and approve the Company’s compensation and benefit plans and continue to administer the key employee and executive officer 2003 Stock Option Plan.

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The Company believes that executive compensation should reflect value created for stockholders in furtherance of the Company’s strategic goals. The following objectives are among those utilized by the Compensation Committee:

1.    Executive compensation should be meaningfully related to long-term and short-term value created for stockholders.

2.    Executive compensation programs should support the long-term and short-term strategic goals and objectives of the Company.

3.    Executive compensation programs should reflect and promote the Company’s overall value, business growth and reward individuals for outstanding contributions to the Company.

4.    Short and long term executive compensation are critical factors in attracting and retaining well-qualified executives.

BASE SALARY -- The Compensation Committee, in determining the appropriate base salaries of its executive officers, generally considers the level of executive compensation in similar companies in the industry. The Compensation Committee also considers (i) the performance of the Company and contributing roles of the individual executive officers, (ii) the particular executive officer’s specific experience and responsibilities, and (iii) the performance of each executive officer, and (iv) it should be noted as indicated in the Summary Compensation Table above that the executive officers received a portion of their salary and the balance was deferred. The base salaries for 2004, were established by the Committee at levels believed to be at or somewhat below competitive amounts paid to executives of companies in the environmental industry with comparable qualifications, experience and responsibilities. During 2004, Dr. Dennis D. Keiser, the Chief Executive Officer of the Company, received a base salary of $79,320, which the Committee believes to be below average for the base salary of chief executive officers with comparable qualifications, experience and responsibilities of other companies in the engineering and mining industry. The base salary of Dr. Jacob D. Dustin was $81,120 and is also below the industry average for his appointment as Vice President, Secretary and Treasurer. The executive officers, Dr. Keiser and Dr. Dustin, both voluntarily deferred 45% and 35% of their base salaries respectively for the entire fiscal year 2004, and then forgave the same in an effort to assist the Company meet its cash flow requirements and to help reduce the Company liabilities.

The Company does not provide any retirement, pension, or 401(k) plan for any employees.

ANNUAL INCENTIVES -- The bonus program provided for no bonuses in 2004. The Compensation Committee has not yet approved a management bonus plan for 2005.

LONG-TERM INCENTIVES -- The stock option program is the Company’s long-term incentive plan for executive officers and key employees. The objectives of the stock option program are to align executive officer compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in the Company’s common stock. In addition, grants of stock options to executive officers and others are intended to retain and motivate executives to improve long-term corporate and stock market performance. Stock options are to be generally granted at no less than market values on the grant date, and will only have value if the Company’s stock price increases above the grant price.

•	Michael F. LeFleur, Chairman

•	William R. Myers

•	D. Lynn Smith

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Audit Committee

The Audit Committee of the Company is responsible for assisting the Board in monitoring the integrity of the financial statements of the Company. Management is responsible for the Company’s internal controls and the financial reporting process. The external auditor’s responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes. As part of its activities, the committee:

1.    reviews and discusses with management the audited financial statements of the Company;

2.    discusses with the independent auditors the matters required to be communicated under Statement and Auditing Standards No. 61 (Communications with Audit Committees);

3.    receives the written disclosures and letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independent’s Discussion with Audit Committee); and

4.    discusses with independent auditors their independence.

The Audit Committee of the Company, which has not yet adopted a charter, consists of the following members:

•	D. Lynn Smith, Chairman

•	Michael F. LeFleur

•	William R. Myers

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PRINCIPAL STOCKHOLDERS

The following table sets forth information as of the Record Date concerning: (i) each person who is known by Intrepid to own beneficially more than 5% of Intrepid's outstanding common stock; (ii) each of Intrepid's executive officers, directors and key employees; and (iii) all executive officers and directors as a group. common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days is treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted, each person or entity has sole voting and sole investment power with respect to the shares of common stock shown.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class[4]
Cornell Capital Partners, LP 101 Hudson Street -Suite 3700 Jersey City, New Jersey 07302	10,423,532	7.958%
Dr. Dennis D. Keiser[1] 501 W. Broadway #200 Idaho Falls, Idaho 83402	10,156,114	7.5%
Dr. Jacob D. Dustin[2] 501 W. Broadway #200 Idaho Falls, Idaho 83402	8,031,001	5.99%
Cordoba Corporation c/o David Rodli Law Offices 2001 S. Russell Missoula, MT 59801	6,785,402	5.18%
Whitesides Dairy 719 E. 700 N. Rupert, Idaho 83350	6,666,666	5.09%

(b) Directors and Executive Officers
___________________________
1 Dr. Keiser’s beneficial shares include 6,247,022 shares of common stock owned by him and his wife and 909,092 owned by his children, and 3,000,000 shares subject to options exercisable within 60 days.
2 Dr. Dustin’s beneficial shares include 3,406,001 shares of common stock owned by him and his wife and 1,625,000 owned by his children, and 3,000,000 shares subject to options exercisable within 60 days.
4 Applicable percentage of ownership is based on 131,005,116 shares of common stock outstanding as of December 14, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 14, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 14, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentage of ownership is based on 131,005,116 shares of common stock outstanding as of December 14, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 14, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 14, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
DIRECTORS
Dr. Dennis D. Keiser, (Director and Officer)	10,156,114	7.58%
Dr. Jacob D. Dustin, (Director and Officer)	8,031,001	5.99%
Michael F. LaFleur, (Director)	1,944,470	1.48%
William R. Myers, (Director)	2,142,526	1.64%
D. Lynn Smith, (Director)	600,000	*
All directors and executive officers as a group	22,874,111	16.69%

* indicates less than 1%

There are no arrangements or understandings among the entities and individuals referenced above or their respective associates concerning election of directors or other any other matters which may require shareholder approval.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Intrepid Technology & Resources, Inc., common stock is currently listed on the Bulletin Board System under the symbol “IESV.” The common stock began trading in the 1st quarter of 2001. The high for that quarter was $.055 and the low was $.03. The high and low closing sales prices by quarter for the last two fiscal years are shown below. No dividends were paid per common share for any quarter in the last two years:

2004	High Bid	Low Bid
First Quarter	$0.15	$0.007
Second Quarter	$0.10	$0.02
Third Quarter	$0.12	$0.045
Fourth Quarter	$0.095	$0.048

2003	High Bid	Low Bid
First Quarter	$0.06	$0.018
Second Quarter	$0.035	$0.005
Third Quarter	$0.22	$0.009
Fourth Quarter	$0.015	$0.006

As of December 14, 2004, Intrepid had approximately 1,297 shareholders of record.

Dividend Policy

No dividends have ever been declared by the Board of Directors of the Company on its common stock. At the present time the Company does not anticipate paying dividends, cash or otherwise, on it’s common stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NONE.

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DESCRIPTION OF CAPITAL STOCK
Common Stock

The Company is authorized to issue 350,000,000 shares of Common Stock, $0.005, of which 131,005,116 shares were issued and outstanding at December 14, 2004. The securities being offered hereby are common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution, or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement will be fully paid and non assessable.

Preferred Stock

The Company has no issued or outstanding shares of Preferred Stock.

Convertible Debentures

The Company issued convertible debentures to Cornell Capital Partners, LP in the original principal amount of $750,000. The $750,000 will be disbursed as follows: (i) $450,000 was disbursed within five days of the closing of all the transaction documents with Cornell Capital Partners, L.P and (ii) the remaining $300,000, within five days of the filing of this registration statement.  The second funding is conditioned upon the Company increasing its authorized shares of common stock to at least 250,000,000 shares, which the Company has completed.  The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.  The debentures are secured by the assets of the Company.  The debentures have a three-year term and accrue interest at 5% per year.   Cornell Capital Partners, LP will receive 10% of the gross proceeds of the convertible debentures, paid directly from escrow upon each funds disbursement described above. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.

Warrants

The Company has no issued or outstanding warrants.

Options

THE 2003 STOCK OPTION PLAN

The Company has 25,000,000 stock options authorized by the 2003 Stock Option Plan (the “Plan”). The Company has available for issue 3,564,100 options, and has issued 21,435,900 under the Plan. The options issued will expire five years from the date of issue and were all vested 100% at the date of issue. The purchase price payable to exercise an option is set at the fair market value of the Common Stock on the date the option is granted. Payment in full for the number of shares purchased upon the exercise of options is required.

Type of Options. Two types of options may be granted under the Plan:

(1) options intended to qualify as incentive stock options under the Internal Revenue Code, and (2) non-qualified stock options not specifically authorized or qualified for preferential federal income tax consequences. Generally, gains on the stock purchased through the exercise of incentive stock options are taxed to the recipient upon the sale of the stock. Gains in respect of non-qualified stock options are taxed upon the exercise of the option.

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Administration. The Plan is administered by the Company's Compensation Committee, which is comprised of directors who are also eligible to participate the Plan.

Eligibility and Participation. All employees, including employee directors, directors, and consultants of the Company are eligible to participate in the Plan.

Rights as a Stockholder. Except as expressly provided in the Plan, the recipient of an option has no rights as a stockholder (such as voting or dividends) with respect to shares covered by the recipient's option until the date of issuance of a stock certificate for such shares.

Transferability. During the life of the option holder, any stock option will be exercisable only by the recipient, and will be transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Duration of the Plan. The Plan is effective until all options have been granted under the Plan or ten years from December 6, 2002 the date the Plan was originally started and approved.

Purchase Price. The purchase price payable to exercise an option is set at the fair market value of the Common Stock on the date the option is granted. Payment in full for the number of shares purchased upon the exercise of options is required.

Basic Terms of Options. Each option is evidenced by a stock option agreement containing terms and conditions not inconsistent with the provisions of the Plan. The Compensation Committee has discretion to set vesting schedules for options. When vested, options are exercisable in whole or in part upon grant until the option terminates or expires. Vested Non-qualified Stock Options expire within 10 years of grant and terminate 2 months after termination of employment or one year following the death of the holder.

Transfer Agent

Intrepid’s transfer agent is Columbia Stock Transfer Company, P.O. Box 2196, Coeur d’Alene, Idaho 83816-2196, telephone 208-664-3544.

Reports To Shareholders

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

The laws of the state of Idaho under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company's Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock. Authorized but unissued shares of common stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors at that time to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company’s management.

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EXPERTS

    The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended June 30, 2004 and June 30, 2003 have been audited by Eide Bailly, LLP, under previous name of Balukoff, Lindstrom & Co., P.A. The reports of Eide Bailly, LLP, f/k/a Balukoff, Lindstrom & Co., P.A., are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Balukoff, Lindstrom & Co., P.A. contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

LEGAL MATTERS

    The validity of the shares offered herein will be opined on for us by Moffatt Thomas Barrett Rock & Fields, Chartered, which has acted as our outside legal counsel in relation to certain, restricted tasks.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934 (the (“Exchange Act”). At the time of the effectiveness of the registration statement we will become a “reporting company” and required to file reports pursuant to the provisions of the Exchange Act. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to the Company and the shares to which this prospectus relates. Copies of the registration statement and other information filed by with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as Intrepid which filed electronically with the Commission at the following Internet address: (http:www.sec.gov).

44

FINANCIAL STATEMENTS

F-1

INTREPID TECHNOLOGY & RESOURCES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

($ in whole dollars except per share amounts)

	September 30, 2004	June 30, 2004
	Unaudited	Audited
ASSETS
Current Assets:
Cash	$64,944	$134,856
Receivables, net of allowance for doubtful accounts of $0 and $0 respectively	80,988	195,352
Investments	--	17,794
Other assets	36,532	3,986
Total current assets	182,464	351,988

Equipment, net	89,327	92,064
Construction in progress	587,847	273,996
Total Assets	$859,638	$718,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$220,319	$202,028
Accrued liabilities	133,397	81,295
Deferred compensation	138,963	138,962
Term loan	149,410	162,965
Long term debt - current portion	75,804	76,203
Total current liabilities	717,893	661,453

Long term debt	--	--
Total liabilities	717,893	661,453
Commitments and contingencies
Shareholders’ equity:
Common stock, $.005 par value, 185,000,000 authorized, 120,210,600 and 112,216,953 shares issued and outstanding	571,053	531,084
Additional paid-in capital	4,534,399	4,253,050
Notes receivable - shareholders	(41,200)	(51,200)
Retained earnings (deficit)	(4,922,507)	(4,676,339)
Total shareholders’ equity	141,745	56,595

Total Liabilities and Shareholders’ Equity	$859,638	$718,048

The accompanying notes are an integral part of these financial statements.

F-2

INTREPID TECHNOLOGY & RESOURCES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in whole dollars except per share amounts)

	For the Quarter Ended
	September 30,
	2004	2003

Revenue	$88,903	$803,938
Direct operating costs	83,459	494,575

Gross profit	5,444	309,363
Selling, general and administrative expenses	236,388	232,946

Income (loss) from operations	(230,944)	76,417

Interest revenue	669	--
Interest expense	(3,150)	6,635
Loss on sale of investments	(12,743)	--

Net income (loss) before income taxes	(246,168)	69,778
Provision for income taxes (benefit)	--	24,422

Net income (loss)	$(246,168)	$45,360

Net income (loss) to common shareholders	$(246,168)	$45,360

Basic earnings (loss) per share	$(.002)	$.0005

Diluted earnings per share	$--	$--

Dividends paid per common share	--	--

The accompanying notes are an integral part of these financial statements.

F-3

INTREPID TECHNOLOGY & RESOURCES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in whole dollars except per share amounts)

	For the Quarter Ended September 30,
	2004	2003

Cash flows from operating activities:

Net income (loss)	$(246,168)	$45,360
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,737	2,482
Expenses in exchange for issuance of common stock	85,520	10,004
Net loss on sale of investments	12,743
Changes in assets and liabilities:
Accounts receivable, net	114,365	114,844
Prepaids and other assets	(32,545)	(5,440)
Deferred tax asset	--	24,422
Accounts payable	18,291	(38,524)
Accrued liabilities	52,101	(84,058)

Net cash provided by operating activities	7,044	69,089

Cash flows from investing activities:
Construction in progress	(313,851)	--
Investment purchase	(17,800)	--
Proceeds from sale of investment	22,851	5,000
Net cash (Used) provided in investing activities	(308,800)	5,000

Cash flows from financing activities:
Common stock proceeds	233,2497	--
Proceeds from stock options exercised	2,548
Net change in line of credit	--	1,982
Stock subscription - net change	10,000	--
Payments on notes payable	(13,953)	--
Proceeds from notes payable	--	2,045
Net cash provided by (used in) financing activities	231,844	4,027

Increase (decrease) in cash and cash equivalents	(69,912)	78,116
Cash and cash equivalents at beginning of period	134,856	27,175
Cash and cash equivalents at end of period	$64,944	$105,291

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest paid	$1,834	$4,969
Non cash investing and financing transactions	--	--
Common stock issued for services, prepaid assets and debt	85,520	10,004

Conversion of line of credit to note payable	--	201,767

The accompanying notes are an integral part of these financial statements

F-4

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-QSB of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 2004 Annual Report on Form 10-KSB for the year ended June 30, 2004, as filed with the Securities and Exchange Commission.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Note 2. Description of Business

Intrepid Technology & Resources, Inc., an Idaho corporation, and its Subsidiaries, (the “Company”), is a biofuels renewable and alternative energy development and operating company with strengths in engineering and technology. While the Company’s primary source of current revenue has been the sale of engineering services to a variety of clients, it is posturing itself for a primary business purpose of developing, constructing, and operating a portfolio of projects in the Renewable and Alternative Energy sector, with a special emphasis on production of biofuels - particularly, biogas (methane), ethanol, biodiesel and, eventually, hydrogen. The Company’s strategy is to provide the overall technical and integration management for planning, coordinating, developing, operating and implementing such projects. The Company’s initial emphasis is on establishing several geographically dispersed complexes in the Southern Idaho region and then expanding to other locations within Idaho and the Western United States. The Company provides credit in the normal course of business to its customers and performs ongoing credit evaluations of those customers. It maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. Credit losses, when realized, have been within the range of the Company’s expectations and, historically, have not been significant.

Customers

In 2004, the Company managed several engineering services contracts with Idaho National Engineering and Environmental Laboratory (“INEEL”) at Idaho Falls, Idaho, and with the Oak Ridge Associated Universities (“ORAU”) based in Oak Ridge, Tennessee. These contracts generated the majority of the Company’s revenue. Profits realized from this revenue were used to help develop the Biofuels business line. The Company expects to continue providing such supplemental engineering and technical services in the future with a strong emphasis on becoming a significant service provider to the Idaho National Laboratory (“INL”), the successor to the INEEL beginning in February 2005.

However, fiscal year 2005 marks the Company’s major transition from being primarily a provider of engineering services to becoming a significant producer and distributor of biogas products and facilities. Its first facility is currently under construction and will be operational in the 2nd quarter, with revenue generation expected by 3rd quarter. Construction of a second facility, which will have 3 times the capacity of the first is planned to start in the 3rd quarter with revenue generation expected in 2nd quarter 2006. The Company will own both facilities and the initial customers for the gas produced will be a local natural gas utility and the Company’s natural gas vehicle fueling station located in Idaho Falls, Idaho. The construction of these first two biogas plants will stimulate orders for other diary and cattle feeding operations in the area and increase demand for Company services to design, construct and operate other plants. The Company will maintain an equity position in each facility built, thus adding to future revenue streams derived from sales of biogas products.

F-5

Note 3. Summary of Significant Accounting Policies

The significant accounting policies applied in the annual financial statements of the Company as of June 30, 2004, are applied consistently in these financial statements. In addition, the following accounting policy is applied:

The accompanying unaudited consolidated financial statements for the three months ended September 30, 2004 reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of the financial condition and results of operations, contained in the Company Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004. The results of operations for the three months ended September 30, 2004 are not necessarily indicative of the results for the entire fiscal year ending June 30, 2005.

Note 4. Stock Base Compensation

At the December 5, 2002 Annual Shareholder Meeting, the Company approved a stock-based employee compensation plan. The stock option plan allows officers, directors, employees and consultants of the Company to receive non-qualified and incentive stock options for a total of 25 million shares. During the quarter ended September 30, 2004, the Company awarded no stock options to directors and 2,000,000 stock options to employees, all with an exercise price of $.04. These options are vested at 100 percent and expire in five years from the grant date. A total of 3,564,100 options were available for future option grants as of September 30, 2004.

The Company accounts for employee stock-based compensation using the intrinsic value method for each period presented under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation cost is reflected in net income for options granted to employees, as all options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. The Company accounts for stock options granted to non-employees using the fair value method under SFAS No. 123, "Accounting for Stock-Based Compensation."

The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the fair value method had been applied to all outstanding and unvested awards in each period:

	Quarter Ended September 30,
	2004	2003

Net income / (loss)	$(246,168)	$45,360

Deduct: Stock based employee
Compensation expense determined under fair value based method, net of tax	64,205	--

Pro forma net income / (loss)	$(310,373	$45,360

Basic earnings per share as recorded	$(.003)	$(.0002)
Basic earnings per share pro forma	$(.003)	$(.0002)

F-6

Note 5. Earnings Per Common Share

Basic earnings per share are computed based on net income and the weighted average number of common shares outstanding. The Company does not have any securities that would cause diluted earnings per share.

	(000’s except per share amounts) Quarters Ended September 30,
	2004	2003

Net income (loss)	$(246)	$45

Weighted average shares outstanding-
Common shares	115,023,416	97,130,00

Basic earnings per share	$.002	$.0005
Diluted earnings per share	$--	$--

Note 6. Equipment.

Equipment consists of the following as of September 30, 2004:

Computers and software	$41,032
Furniture	11,259
Other Equipment	1,525
Pumping Station	64,500
Vehicles	3,000
Anaerobic Digester - Construction in progress	587,847
Subtotal	709,163
Less accumulated depreciation	(31,989)
Total Equipment, net	$677,174

During the first quarter ended September 30, 2004 the Company continued work on certain alternative energy projects. These projects included the WOBF fueling station and the preparation of the field installation of the Whitesides anaerobic digester located at a 4000 cattle head dairy north of Rupert, Idaho. This digester will be used as the prototype facility to generate natural gas for sale as a renewable energy source of heat and power. From this prototype digester more information will become available for optimization of sizing, and equipment specification and selection to generate the maximum energy value. This will better enable the Company to determine the most effective business model for utilizing the gas produced - i.e. direct conversion to electricity and sale to local power company or direct distribution and sale as natural gas to local commercial and industrial users.

Note 7. Long Term Debt.

Term Loan

The Company had a term loan as of September 30, 2004 of which $149,410 was outstanding at September 30, 2004. The loan is in the form of a three-year note and bears a fixed 5.75% interest rate. The credit is secured by all business assets and personally guaranteed by the principals of the Company. The following employees of the Company have given unlimited personal guarantees of the loan: Dennis Keiser (President), Jacob Dustin (Vice President), Donald Kenoyer, and S. Scott Francis. As of September 30, 2004 the loan was in good standing.

F-7

Shareholder Notes

The following shareholders who are also officers, employees or directors have personally lent money to the Company. The notes are unsecured demand notes. It is not anticipated by the Company that the notes will be called in the next year. The following are shareholder creditors to the Company: Mr. Kenoyer has made two loans to the company and as of September 30 2004, the total balance due him was $23,124. The first loan accrues interest at the rate of 10 percent and has a balance of $387. The second accrues interest at the rate of 7 percent and has a balance of $22,737. Mr. Dustin has also made two loans to the company and as of September 30 2004, the total balance due him was $46,833. The first loan accrues interest at the rate of 10 percent and has a balance of $14,865. The second accrues interest at the rate of 7 percent and has a balance of $31,968.

Note 8. New Accounting Pronouncements

None

Note 9. Going Concern Contingency.

The Company was not profitable in the first quarter of the fiscal year ending June 30, 2005 and incurred a significant loss of $246,168. The loss was primarily a result of the Company’s focus on developing the Biofuels market and having construction in progress for the Whitesides Biogas Plant combined with the shortage of engineering services work. The Company’s ability to continue as a Going Concern is dependent on ongoing operations, bringing the Whitesides Biofuels Plant on line to generate revenue and be profitable, and obtaining additional financing, and successfully concluding the sale of the existing mining rights. Management will continue its efforts in seeking new and additional engineering contracts, and is in the process of obtaining additional financing as well as completing the Whitesides project. The Company has attempted to mitigate the Going Concern as a result of entering into the agreement with Cornell Capital as explained in Note 10 below. However, there can be no assurance that these plans will be successful.

Note 10. Subsequent Events.

Standby Equity Distribution Agreement.  On October 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $25.0 million.  For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners LP will pay the Company 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date. Cornell Capital Partners LP will retain 5% of each advance under the Standby Equity Distribution Agreement and received $500,000 worth of common stock of the Company as a fee under the Standby Equity Distribution Agreement. The Company’s ability to receive advances under the Standby Equity Distribution Agreement is subject to certain conditions, including an effective registration statement relating to the shares of common stock sold under the Standby Equity Distribution Agreement. The Company is also limited to $350,000 per weekly advance and $1,200,000 per 30 days. The Company also paid Newbridge Securities Corporation a fee equal to $10,000 of the Company’s common stock under a related Placement Agent Agreement.

Securities Purchase Agreement. On October 13, 2004, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, LP. Pursuant to the Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners, LP in the original principal amount of $750,000. The $750,000 will be disbursed as follows: (i) $450,000, within five days of the closing of all the transaction documents with Cornell Capital Partners, L.P. and (ii) the remaining $300,000, within five days of the filing of a registration statement related to the shares issued under the Standby Equity Distribution Agreement and the convertible debentures. The second funding is conditioned upon the Company increasing its authorized shares of common stock to at least 250,000,000 shares.  The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.  The debentures are secured by the assets of the Company.  The debentures have a three-year term and accrue interest at 5% per year.   Cornell Capital Partners, LP will receive 10% of the gross proceeds of the convertible debentures, paid directly from escrow upon each funds disbursement described above. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.

F-8

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors
Intrepid Technologies & Resources, Inc. and Subsidiaries
Idaho Falls, Idaho

We have audited the accompanying consolidated balance sheets of Intrepid Technologies & Resources, Inc. and Subsidiaries, as of June 30, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows, for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intrepid Technologies & Resources, Inc. and Subsidiaries, as of June 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Balukoff Lindstrom & Co., P.A.
Boise, Idaho
August 9, 2004
(Except for Note 13 dated October 13, 2004)

F-9

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

($ in whole dollars except per share amounts)

	June 30, 2004	June 30, 2003
ASSETS
Current Assets:
Cash	$134,856	$27,175
Receivables, net of allowance for doubtful accounts of $0 and $0 respectively	195,352	412,058
Investments	17,794	5,000
Other assets	3,986	3,986
Total current assets	351,988	448,219

Equipment, net	92,064	37,177
Construction in progress	273,996	--
Deferred tax asset	--	385,543
Total Assets	$718,048	$870,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$202,028	$245,596
Accrued liabilities	81,295	163,097
Deferred compensation	138,962	193,232
Line of credit	--	199,779
Term loan	162,965	--
Long term debt - current portion	76,203	84,800
Total current liabilities	661,453	886,504

Long term debt	--	--
Total liabilities	661,453	886,504
Commitments and contingencies
Shareholders’ equity:
Common stock, $.005 par value, 185,000,000 authorized, 112,216,953 and 97,130,584 shares issued and outstanding	531,084	455,653
Additional paid-in capital	4,253,050	3,644,060
Notes receivable - shareholders	(51,200)	(36,900)
Retained earnings (deficit)	(4,676,339)	(4,078,378)
Total shareholders’ equity	56,595	(15,565)

Total Liabilities and Shareholders’ Equity	$718,048	$870,939

The accompanying notes are an integral part of these financial statements.

F-10

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in whole dollars except per share amounts)

	For the Years Ended June 30,
	2004	2003

Revenue	$2,077,631	$2,463,795
Direct operating costs	1,312,929	1,852,307

Gross profit	764,702	611,488
Selling, general and administrative expenses	955,479	703,844

Income (loss) from operations	(190,777)	(92,356)

Interest revenue	721	--
Interest expense	(22,362)	(32,905)

Net loss before income taxes	(212,418)	(125,261)
Provision for income taxes (benefit)	385,543	(49,543)

Net loss	$(597,961)	$(75,718)

Net loss to common shareholders	$(597,961)	$(75,718)

Basic earnings (loss) per share	$(.0054)	$(.0009)

Diluted earnings per share	$--	$--

Dividends paid per common share	--	--

The accompanying notes are an integral part of these financial statements.

F-11

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

($ in whole dollars except per share amounts)

	Number of Shares	Common Stock	Additional Paid-In Capital	Note Receivable	Retained Earnings (Deficit)

Balance, June 30, 2002	89,543,609	$417,718	$3,557,613	$(36,900)	$(4,002,660)

Net loss	--	--	--	--	(75,718)

Common stock issued for services	7,586,975	37,935	86,447	--	--

Balance, June 30, 2003	97,130,584	$455,653	$3,644,060	$(36,900)	$(4,078,378)

Net loss	--	--	--	--	(597,961)
Common stock issued for services	3,096,315	15,482	130,798	--	--
Options exercised	2,210,000	11,050	11,050	--	--
Private placement of common stock	8,207,039	41,035	376,931	--	--
Purchase of Magic Valley Energy with common stock	254,127	1,271	18,704	--	--
Asset purchases common stock	500,000	2,500	30,000	--	--
Stock subscription purchase and payments	583,333	2,916	32,084	(14,300)	--
Debentures converted to common stock	235,555	1,177	9,423	--	--
Balance, June 30, 2004	112,216,953	$531,084	$4,253,050	$(51,200)	$(4,676,339)

The accompanying notes are an integral part of these financial statements.

F-12

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in whole dollars except per share amounts)

	For the Year Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	(597,961)	$(75,718)
Adjustments to reconcile net loss to net cash provided (used) in operating activities:
Depreciation	10,946	9,140
Loss (gain) on disposal of assets	816	(9,441)
Services in exchange for issuance of common stock	146,280	89,385
Purchase of subsidiary	19,975	--
Changes in assets and liabilities:
Accounts receivable, net	216,706	(122,980)
Prepaids and other assets	--	95,877
Deferred tax asset	385,543	(49,543)
Accounts payable	(43,568)	111,664
Accrued liabilities	(81,802)	(22,353)
Deferred compensation	(54,269)	(133,543)

Net cash provided (used) by operating activities	2,666	(107,512)

Cash flows from investing activities:
Purchase of investments	--	(5,000)
Recovery of investment	5,000	--
Construction in progress	(273,996)	--
Purchases of equipment	(34,149)	(13,738)
Net cash used by investing activities	(303,145)	(18,837)

Cash flows from financing activities:
Common stock proceeds	400,172	35,000
Debenture sales	--	10,150
Payments received for subscription note receivable	20,700	--
Options exercised	22,100	--
Proceeds from note payable	--	79,517
Payments on notes payable	(34,812)	(43,201)

Net cash provided by financing activities	408,160	81,466

Increase (decrease) in cash and cash equivalents	107,681	(44,784)

Cash and cash equivalents at beginning of period	27,175	71,959
Cash and cash equivalents at end of period	$134,856	$27,175

Supplemental disclosures of cash flow information:
Cash paid for interest	22,749	$30,916
Non cash investing and financing transactions
Issuance of common stock for note receivable	35,000	--
Retirement of debenture note for common stock	10,600	--
Common stock issued for fixed asset purchases	32,500	--
Common stock in exchange for investments	17,794	--
Purchase of subsidiary	19,975
Services in exchange for common stock	$641,421	$89,385

The accompanying notes are an integral part of these financial statements

F-13

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business.

Intrepid Technology & Resources, Inc. and Subsidiaries, (“The Company”), (an Idaho Corporation) is a biofuels renewable and alternative energy development and operating company with strengths in engineering and technology. While the Company’s primary source of current revenue has been the sale of engineering services to a variety of clients, it is posturing itself for a primary business purpose of developing, constructing, and operating a portfolio of projects in the Renewable and Alternative Energy sector, with a special emphasis on production of biofuels - particularly, biogas (methane), ethanol, biodiesel and, eventually, hydrogen. The Company’s strategy is to provide the overall technical and integration management for planning, coordinating, developing, operating and implementing such projects. The Company’s initial emphasis is on establishing several geographically dispersed complexes in the Southern Idaho region and then expanding to other locations within Idaho and the Western United States. The Company provides credit in the normal course of business to its customers and performs ongoing credit evaluations of those customers. It maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. Credit losses, when realized, have been within the range of the Company’s expectations and, historically, have not been significant.

Note 2. Summary of Significant Accounting Policies.

Principles of Consolidation. The accompanying financial statements are prepared on a consolidated basis. The consolidated financial statements include the accounts of the Company after the elimination of all significant inter-company balances and transactions. The Company's fiscal year-end is June 30.

Cash and Cash Equivalents. For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments with maturity of three months or less to be cash equivalents. During the year and at year end the casj balances were in excess of FDIC insured balances.

Accounts Receivable. Accounts receivable is recorded net of an allowance for expected losses. The allowance is estimated from historical performances and projections of trends. These projections for doubtful accounts have been recorded based on previous history of charge offs, which have been insignificant. The Company contracts with federal governmental agencies for engineering, which have not been delinquent and management does not believe there is a collectability issue with these contracts. Therefore, no allowance has been recorded at June 30, 2004 and 2003 or the interim periods thereto. As of June 30, 2004 the Company has one account past due for approximately $30,000. The Company believes it will collect the receivable in due time.

Notes Payable. The Company has various notes payable to individuals and officers. The Company has exchanged a portion of the notes for issuance of the Company’s common stock.

Revenue Recognition. The Company's revenue result primarily from contracts, which are substantially short term, with the U.S. Government, commercial customers, state and local governments, or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of costs plus fees, and others, which are fixed-price or time-and-materials, type contracts. Revenue and fees on the reimbursement of costs plus fees and time-and-material contracts are recognized using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenues and fees on the fixed price contracts are recognized based on contract deliverables or other milestones accomplished as of the end of the period. Amounts recorded, as revenue for work performed but not billed as of June 30, 2004 and 2003 was $32,331 and $38,178, respectively.  The Company expects to bill and received the 2004 unbilled amounts during the first quarter 2005.

Equipment. Property and equipment are recorded at cost and depreciated on straight-line and declining balance methods over estimated useful lives. Replacements and major repairs of property and equipment are capitalized and retirements are made when the useful life has been exhausted.

F-14

Income Per Share. Basic earnings per share are computed on net income and the weighted average number of common shares outstanding. The Company does not have any securities that would cause diluted earnings per share.

	(000’s except per share amounts) Year Ended June 30,
	2004	2003

Net loss	(598)	$(76)

Weighted average shares outstanding-
Common shares	110,335,000	87,939,000

Basic earnings per share	$(.0054)	$(.0009)
Diluted earnings per share	$--	$--

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. The Company used significant estimates in the accompanying consolidated financial statements primarily related to the valuation of mining rights and the valuation allowance for deferred taxes. It is reasonably possible that these estimates may change from time to time and actual results could differ from those estimates.

Major Customers. In 2003, the Company’s primary customers were Idaho National Engineering and Environmental Laboratory (“INEEL”) at Idaho Falls, Idaho, Fluor Federal Services, Inc., Oak Ridge Associated Universities (ORAU), Bureau of Land Management and the State of Idaho. INEEL and ORAU both provided more than ten percent of the total revenue recognized by the Company in 2004. In 2003, INEEL accounted for ten percent or more of the Company’s revenue.

Credit Risk Concentration. The Company maintains most of its cash with US Bank in Idaho Falls, Idaho. cash balances are insured up to FDIC limits and are not collateral for other obligations. Concentrations of credit risk with respect to accounts receivable are believed to be limited due to the number, diversification and character of the obligors and the Company's credit evaluation process. Typically, the Company has not required customers to provide collateral for such obligations.
Commitments. The Company has various commitments for notes payable to shareholders and officers of the Company, and a term loan with US Bank, all of which the Company believes it has properly accounted for or has made proper accruals to meet these obligations in the future.

Notes Receivable. As of June 30, 2004, the Company has non-interest bearing notes receivable from employees totaling $16,200 and other non employee shareholders of $35,000 for the purchase of the Company's common shares and is recorded in the equity section of the balance sheet. The notes from employees:

Don Dustin	$6,900	Scott Francis	$6,900	Lynn Higgins	$2,400

Stock-Based Compensation.  At December 31, 2003, the Company had a stock-based employee compensation plan, which is more fully described in Note 8. The Company accounts for employee stock-based compensation using the intrinsic value method for each period presented under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation cost is reflected in net income for options granted to employees, as all options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. The Company accounts for stock options granted to non-employees using the fair value method under SFAS No. 148, "Accounting for Stock-Based Compensation."

F-15

The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the fair value method had been applied to all outstanding and unvested awards in each period:

	Year Ended June 30,
	2004	2003

Net income / (loss)	$(597,961)	$(75,718)

Deduct: Stock based employee
Compensation expense determined under fair value based method, net of tax for 2003 only	(717,641)	(81,656)

Pro forma net income / (loss)	$(1,315,602)	$(157,374)

Basic earnings per share as recorded	$(.00054)	$(.0009)
Basic earnings per share pro forma	$(.012)	$(.0017)

Reclassification. Certain 2003 balances have been reclassified to conform to the 2004 presentation.

Note 3. Unaudited Selected Quarterly Financial Data.
The unaudited consolidated quarterly results of operations for 2004 and 2003 ($ in thousands, except per share amounts) were:

Reported in $(000)	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2004	2003	2004	2003	2004	2003	2004	2003
Revenue	804	645	630	517	415	585	228	717
Net Income (loss)	45	(115)	7	15	(70)	18	(580)	6

Basic earnings (loss) per share	.0005	(.0013)	.0001	.0002	(.0007)	$.0002	(.0052)	$.0002

Basic and diluted earnings per common share for each of the quarters presented above is based on the respective weighted average number of common shares for the quarters. There is no dilutive potential on common shares outstanding for each period or for the sum of the quarters.

Note 4. Equipment and Construction in Progress.

Equipment consists of the following as of June 30, 2004 and 2003.

	2004	2003
Computers and software	$42,556	$40,566
Furniture	11,259	15,488
Pumping Station	64,500	--
Vehicles	3,000	3,000
Subtotal	121,315	59,054
Less accumulated depreciation	(29,251)	(21,877)
Total Equipment, net	$92,064	$37,177

F-16

The construction in progress as of June 30, 2004 includes:

Digester equipment	$84,926
Labor	91,421
Construction costs and materials	97,649
Total Construction in Progress	$273,996

Note 5. Long Term Debt.

A summary of long-term obligations at June 30, 2004 is as follows:

Note payable to various shareholders due on demand, interest at 10 percent. The notes are unsecured.	$70,657
Note payable due Reggie Hall 6% interest, currently due in full.	5,546
Total	$76,203

Term Loan

The Company had a term loan as of June 30, 2004 of which $162,965 was outstanding at June 30, 2004. The loan is a in the form of a three-year note and bears a fixed 5.75% interest rate. The credit is secured by all business assets and personally guaranteed by the principals of the Company. The following employees of the Company have given unlimited personal guarantees of the loan: Dennis Keiser (President), Jacob Dustin (Vice President), Donald Kenoyer, and S. Scott Francis. As of June 30, 2004 the loan was in good standing.

Shareholder Notes

The following shareholders who are also officers, employees or directors, have personally lent money to the Company. The notes are unsecured demand notes. It is not anticipated by the Company that the notes will be called in the next year. The following are shareholder creditors to the Company: the loans from Mr. Kenoyer of $23,559 and Mr. Dustin of $47,098, which accrue interest at an annual rate of 10 percent payable on demand.

Revolving Line of Credit

The Company had a line of credit of $200,000 as of June 30, 2003 of which $199,779 was outstanding at June 30, 2003. The line of credit bore interest at the prime rate plus two percent and expires March 29, 2004. The Company has converted this line of credit to a term loan at the same interest rate of prime plus two percent.

Note 6. Operating Leases.

The Company leases space in Idaho Falls, Idaho. The Idaho Falls lease is at a monthly rate of $5,686, and lease term runs through November 30, 2005. The Company now also has a long-term lease for the Ardent property for the CNG gas filling station in Idaho Falls, Idaho, dated April 1, 2004 through September 30, 2008.

Rent expense for year ended June 30, 2004 and 2003 was $ 72,288 and $70,803, respectively.

Commitments for the lease terms are as follows:

2005	$66,000
2006	20,500
Total	$86,500

F-17

Note 7. Income Taxes.

The components of income tax expense at June 30 are:

Reported in whole $
	2004	2003
Current
Federal	$--	$--
State	--	--
	$--	$--

Deferred
Federal	$385,543	$(42,111)
State	$--	$(7,432)
	$385,543	$(49,543)

Deferred tax assets and liabilities as of June 30, 2004 consist of:

	Assets	Liabilities	Total
Net Operating Loss Carry forward	$900,889	$--	$900,889
Valuation Allowance	(900,889)	--	(900,889)
	$--	$--	$--

Deferred tax assets and liabilities as of June 30, 2003 consist of:

	Assets	Liabilities	Total
Net Operating Loss Carry forward	$826,543	$--	$826,543
Valuation Allowance	(441,000)	--	(441,000)
	$(385,543)	$--	$(385,543)

The following reconciles the federal and states tax provisions with the expected provisions by applying statutory rates to income before income taxes as of June 30:

Reported in whole $
	2004	2003
Federal tax expense at statutory rate	$(74,346)	$(43,841)
Change in valuation allowance	459,889	--
Other	--	(5,702)
Income Tax	$385,543	$(49,543)

The Company has established a valuation allowance for the deferred tax asset due to realization of uncertainties regarding future operating results and for limitations on utilization of acquired net operating loss carry forwards for tax purposes. The net change to the valuation allowance for 2004 was $459,889. The net operating loss carry forward of approximately $2,000,000 at June 30, 2004, begins to expire in the year 2008. The amount of net operating loss carry forward expires $66,000 in 2008, $21,000 in 2018, $7,000 in 2019, $89,000 in 2020, $77,000 in 2021, and $1,371,000 in 2022 $169,000 in 2023 and $200,000 in 2024.

Note 8. Stock Options.

The Company has a stock option plan, which allows officers, directors, employees and consultants of the company to receive non-qualified and incentive stock options for a total of 25 million shares. The Company awarded 900,000 stock options to directors during the quarter ended March 31, 2004 with an exercise price of $.035. During the quarter ended March 31, 2004, the Company awarded 9,970,000 stock options with an exercise price of $.035 to employees. These options are vested at 100 percent and expire in five years from the grant date. During the 1st quarter 17,800 options with an exercise price of $.06 was issued to an employee. A total of 3,254,100 options were available for future option grants as of June 30, 2004.

F-18

The Company accounts for its stock options under Accounting Principles Board (APB) Opinion No. 25 using the intrinsic value method. In accordance with Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, pro-forma net income, stock-based compensation expense, and earnings per share using the fair value method are stated as follows:

	2004	2003

Expected volatility	206%	158%
Risk-free interest rates	5.0%	5.0%
Expected lives		5 years
Dividend yield	0%	0%
Weighted-average fair value of options granted during the year (Black-Scholes)	$.069	$.01

Under option:
Options outstanding, beginning of year	11,615,000	--
Granted	10,995,700	11,640,000
Exercised	2,310,000	--
Canceled	(864,800)	(25,000)
Options outstanding, end of year	19,435,000	11,615,000

Price range per share of outstanding options	$.01- .06	$.01
Price range per share of options exercised	$.01	$--
Price range per share of options canceled	$.01	$.01
Options exercisable at end of year	19,435,000	13,385,000
Remaining weighted average contractual life of outstanding options as of June 30, 2004	4.10 years	4.52 years

The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the fair value method had been applied to all outstanding and unvested awards in each period:

	Year Ended June 30,
	2004	2003

Net income / (loss)	$(597,961)	$(75,718)

Deduct: Stock based employee
Compensation expense determined under fair value based method, net of tax for 2003 only	(717,641)	(81,656)

Pro forma net income / (loss)	$(1,315,602)	$(157,374)

Basic earnings per share as recorded	$(.00054)	$(.0009)
Basic earnings per share pro forma	$(.012)	$(.0017)

Note 9. Contingent Liability and Other Mineral Rights.

The Company entered into an agreement in 2001, prior to the merger, for the purchase of other various mineral rights for the price of $3,273,456 to be paid by the issuance of 16,367,280 shares of common stock of the Company, with a deemed value of $ 0.20 per share, subject to adjustment. Per the agreement "If, within one (1) year after the execution of this agreement the publicly traded shares of Iron Mask are not trading at $ 0.20 or more per share the high price for the public sale of such shares on the anniversary date of the Agreement shall become the deemed value per share. Additional shares of the common stock of Iron Mask will be issued to the end that the total number of shares on the date of this Agreement, shall equal $ 3,273,456.” The Company believes that because the shares reached $.20 within the period no additional shares are required to be issued. The prior owners contend this share price is to be $.20 on the anniversary date. Management believes that there is no liability to the company since, based on their understanding of the contract and discussions with legal counsel, the $.20 had been met. In Memorandum of Agreement to jointly sell the combined mineral and surface rights signed by the Company and the prior owners on September 13, 2004, both parties agreed to release all claims past and present during the term of the Agreement.

F-19

Note 10. New Accounting Pronouncements.

In April 2003 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards Statement No. 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company does not expect Statement 149 to have a material effect on the financial statements.

In May 2003 the FASB issued Statement of Financial Accounting Standards Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect Statement 150 to have a material effect on the financial statements.

In January 2003, the FASB issued Interpretation No. 46 and 46R (46), "Consolidation of Variable Interest Entities-an interpretation of ARB No. 51,"which provides guidance on the identification of, and reporting for, variable interest entities. Interpretation No. 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated. Interpretation No. 46 is effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. Interpretation No. 46 is effective for the Company in the first quarter of 2004 for variable interest entities acquired before February 1, 2003. The Company does not have variable interest entities and therefore does not expect the Statement to result in a material impact on its financial position or results of operations.

Note 11. Business Combination.

On May 13, 2004, Intrepid Technology and Resources, Inc., ("the Company"),completed a Purchase Agreement with the Magic Valley Energy Coalition ("the Coalition") to buy out the Coalition's one-third (1/3) share of ownership in the Magic Valley Energy Company, LLC ("MVEC"). This purchase makes MVEC a wholly owned subsidiary of the Company. The wholly owned subsidiary is based in Magic Valley, making it eligible to secure federal grants, loan guarantees, and other assistance aimed at stimulating rural economies that are available only to rural small business entities.

The purchase price was for $20,000 of the Company's common stock based on a 30-day average closing price of $.0786 per share. MVEC had no reportable operations during the past year. As a result of MVEC having no readily determinable fair values of tangible assets or liabilities the total value of the transaction was expensed in the current year operations of the Company.

Note 12. Going Concern Contingency.

The Company was profitable in the first and second quarters of the fiscal year ending June 30, 2004 but incurred significant losses during the second and third quarters of 2004. The losses were primarily a result of the Company focus on the Biofuels market and having construction in progress for the Biogas digester combined with the shortage of engineering services work. The Company elected to write down the deferred tax asset in the amount of $393,909 in the fourth quarter of 2004. The Company’s ability to continue as a Going Concern is dependent on ongoing operations, bringing the Whitesides Biofuels digester on line to generate revenue and be profitable, and obtaining additional financing, and successfully concluding the sale of the existing mining rights (see subsequent events footnote). Management will continue its efforts in seeking new and additional engineering contracts, and is in the process of obtaining additional financing as well as completing the Whitesides Digester project. The Company has diminished the Going Concern as a result of entering into the agreement with Cornell Capital as explained in Note 13 below. However, there can be no assurance that these plans will be successful.

Note 13. Subsequent Events.

On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) for the sale of the mineral and surface rights and subsequently, on September 29, 2004, accepted an offer to purchase said rights. The sale is scheduled to close within 30 days of the buyer’s completion of requested due diligence on the rights (60-day period). This process is expected to be complete by late 2nd quarter or early 1st quarter fiscal year 2005. This agreement will allow the Company to divest its rights in precious metals properties in Montana in return for cash and the assignment of future royalties back to the Company. The sale of these mineral rights will result in a capital gain to the Company, as the rights were previously written down as having no value. The proceeds of the sale will provide working capital for current and other biofuels projects and well as supporting the ongoing operations of the Company.

F-20

Standby Equity Distribution Agreement.  On October 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $25.0 million.  For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners LP will pay the Company 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date. Cornell Capital Partners LP will retain 5% of each advance under the Standby Equity Distribution Agreement and received $500,000 worth of common stock of the Company as a fee under the Standby Equity Distribution Agreement.

Securities Purchase Agreement. On October 13, 2004, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, LP. Pursuant to the Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners, LP in the original principal amount of $750,000. The $750,000 will be disbursed as follows: (i) $450,000, within five days of the closing of all the transaction documents with Cornell Capital Partners, L.P., (ii) $150,000, within five days of the filing of a registration statement related to the shares issued under the Standby Equity Distribution Agreement and the convertible debentures, and (iii) the remaining $150,000, within five days of the registration statement being declared effective by the SEC. The second and third funding are conditioned upon the Company increasing its authorized shares of common stock to at least 250,000,000 shares.  The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.  The debentures are secured by the assets of the Company.  The debentures have a three-year term and accrue interest at 5% per year.   Cornell Capital Partners, LP will receive 10% of the gross proceeds of the convertible debentures, paid directly from escrow upon each funds disbursement described above. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the lower of (i) 120% of the Volume Weighted Average Price of the common stock on the date of the debentures or (ii) 80% of the Volume Weighted Average Price of the common stock of the Company for the five trading days immediately preceding the conversion date.

Note 14 Risk Factors.

The Company’s current and primary focus is obtaining permits and developing favorable properties for renewable energy biofuels production, and providing the associated engineering design and construction management services required to support the construction and operation of related facilities, and cannot provide any guarantees of profitability at this time. The Company will continue to expand its engineering services base, “work for others” to generate additional revenue to augment working capital requirements in support of its alternative and renewable energy efforts. The realization of profits is dependent upon successful execution of new business opportunities and the development of prototype biogas digester models and implementation of digester biogas projects for renewable energy. The Company is dependent upon securing long-term off-take contracts for the energy generated by its current and planned production facilities becoming its primary revenue source. These projects, when developed, and depending on their success, will be the future of the Company. The Company cannot give any reasonable assurance to their success.

Our operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

Factors that are likely to cause our results to fluctuate include the following:

- the gain or loss of significant customers or significant changes in engineering services market;
- the amount and timing of our operating expenses and capital expenditures;
- the success or failure of the biofuels projects currently underway;
- the timing, rescheduling or cancellation of engineering customer’s work orders;
- our ability to specify, develop, complete, introduce and market biofuels and bring them to volume production in a timely manner;
- the rate of adoption and acceptance of new industry standards in our target markets;
- any other unforeseen activities or issues.

F-21

There is a limited public market for our common stock. Our common stock is listed on the OTC Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

We are subject to various risks associated with the development of the biofuels and alternative energy market place and if we do not succeed our business will be adversely affected.

Our performance will largely depend on our ability to develop and implement the anaerobic digester biogas projects and generate energy and gas for sale. We will respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis however, we cannot predict if we will be effective or succeed in the development of the biofuels and renewable energy markets. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to develop and operate in the biofuels market, our business, results of operations and financial condition could be materially adversely affected.

If needed, we may not be able to raise further financing or it may only be available on terms unfavorable to us or to our stockholders.

Available cash resources may not be sufficient to meet our anticipated working capital and capital expenditure requirements if the biogas facility(ies) does(do) not produce revenue for at least 12 months. It may become necessary to raise additional funds to respond to business contingencies, which could include the need to:

- fund additional project expansion for the biofuels production;
- fund additional marketing expenditures;
- develop additional biofuels projects or enhance the WOBF gas products;
- enhance our operating infrastructure;
- hire additional personnel;
- acquire other complementary businesses or technologies.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

F-22

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Intrepid except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐	except the common stock offered by this prospectus;

☐	in any jurisdiction in which the offer or solicitation is not authorized;

☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐	to any person to whom it is unlawful to make the offer or solicitation; or

☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐	there have been no changes in the affairs of Intrepid Technology & Resources, Inc. after the date of this prospectus; or

☐	the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PROSPECTUS

210,160,589 Shares of Common Stock

INTREPID TECHNOLOGY & RESOURCES, INC.

[____________ __], 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The laws of the state of Idaho under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company's Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Item 25. Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Intrepid will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,158.29
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$16,341.71

TOTAL	$85,000.00

Item 26. Sales Of Unregistered Securities

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

On November 15, 2002, the Company issued a 6% convertible subordinated debenture (the “Debenture”) to Roy Eiguren in exchange for $10,000. The Debenture contemplated a 1% bonus interest payment in stock, whereby Mr. Eiguren received 10,000 shares upon the issuance of the Debenture.

On October 20, 2003, the Company redeemed the Debenture for $10,600 (principal, plus 6% interest) in common stock, which totaled 235,555 shares (or $10,600 divided by the value of the Company’s common stock on that day ($0.045)).

The Company believes that the above transaction was a transaction not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

II-2

Item 26. Exhibits

Exhibit No.	Description of Exhibit

3.1(1)	Articles of Incorporation

3.2(1)	By-Laws

3.3(1)	Amended Articles of Incorporation

3.4(2)	Articles of Amendment to Articles of Incorporation

3.5(3)	Code of Ethics

5.1(2)	Opinion of Counsel

10.1(4)	Standby Equity Distribution Agreement with Cornell Capital Partners, L.P.

10.2(5)	Amendment to the Standby Equity Distribution Agreement

10.3(2)	Registration Rights Agreement with Cornell Capital Partners, L.P. related to the Standby Equity Distribution

10.4(4)	Securities Purchase Agreement with Cornell Capital Partners, L.P.

10.5(2)	Investors Registration Rights Agreement with Cornell Capital Partners, L.P.

10.6(5)	Amendment to the Securities Purchase Agreement

10.7(2)	Security Agreement with Cornell Capital Partners, L.P.

10.8(2)	Secured Convertible Debenture with Cornell Capital Partners, L.P.

10.9(2)	Placement Agent Agreement with Newbridge Securities Corporation, related to the Standby Equity Distribution

23.1(6)	Consent Moffatt Thomas Barrett Rock & Fields, Chartered

23.2(7)	Consent of Eide Bailly, LLP, f/k/a Baliley Balukoff, Lindstrom & Co., P.A.

_________________________
(1)	Incorporated by reference from Registrant’s Form 10SB Registration filed on March 22, 2000.
(2)	Provided herewith.
(3)	Incorporated by reference from Registrant’s Definitive Schedule 14A filed on November 8, 2004.
(4)	Incorporated by reference from Registrant’s Form 8-K filed on October 18, 2004.
(5)	Incorporated by reference from Registrant’s Form 8-K filed on December 13, 2004.
(6)	Incorporated by reference to Exhibit 5.1.
(7)	Incorporated by reference to Exhibit 23-2.

II-3

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)   Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          Include any additional or changed material information on the plan of distribution;

(2)    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on December 15, 2004.

Date: December 15, 2004	INTREPID INTERNATIONAL LIMITED

	By:	/s/ Dr. Dennis D. Keiser

Name: Dr. Dennis D. Keiser
Title: President, Chief Executive Officer and Director

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Dr. Jacob D. Dustin	Vice President, Treasurer and Secretary	December 15, 2004
Dr. Jacob D. Dustin

By:	/s/ Michael F. LaFleur	Director	December 15, 2004
Michael F. LaFleur

By:	/s/ William R. Myers	Director	December 15, 2004
William R. Myers

By:	/s/ D. Lynn Smith	Director	December 15, 2004
D. Lynn Smith

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